  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1996

                                                REGISTRATION NO. 333-05711
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                              PRE-EFFECTIVE

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                         SUMMIT MEDICAL SYSTEMS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        MINNESOTA                    7371                    41-1545493
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                              ONE CARLSON PARKWAY
                         MINNEAPOLIS, MINNESOTA 55447
                                (612) 473-3250
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                KEVIN R. GREEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         SUMMIT MEDICAL SYSTEMS, INC.
                              ONE CARLSON PARKWAY
                         MINNEAPOLIS, MINNESOTA 55447
                                (612) 473-3250
                           TELECOPY: (612) 473-8534
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  Copies to:
        JONATHAN B. ABRAM, ESQ.             LAWRENCE S. WITTENBERG, ESQ.
         DORSEY & WHITNEY LLP              TESTA, HURWITZ & THIBEAULT, LLP
        PILLSBURY CENTER SOUTH                    HIGH STREET TOWER
        220 SOUTH SIXTH STREET                     125 HIGH STREET
     MINNEAPOLIS, MINNESOTA 55402            BOSTON, MASSACHUSETTS 02110
            (612) 340-2600                         (617) 248-7000
       TELECOPY: (612) 340-8738               TELECOPY: (617) 248-7100

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          SUMMIT MEDICAL SYSTEMS, INC.

                             CROSS REFERENCE SHEET

         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

ITEM NUMBER AND HEADING IN
FORM S-1 REGISTRATION STATEMENT                 LOCATION IN PROSPECTUS
- -------------------------------                 ----------------------
 1.  Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus..............................  Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages  Inside Front Cover Page; Outside Back Cover
      of Prospectus...........................   Page
 3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges......  Prospectus Summary; Risk Factors
 4.  Use of Proceeds..........................  Use of Proceeds
 5.  Determination of Offering Price..........  Underwriting
 6.  Dilution.................................  Not Applicable
 7.  Selling Security Holders.................  Principal and Selling Shareholders
 8.  Plan of Distribution.....................  Outside and Inside Front Cover Pages;
                                                 Underwriting; Outside Back Cover Page
 9.  Description of Securities to be            Dividend Policy; Description of Capital
      Registered..............................   Stock
10.  Interests of Named Experts and Counsel...  Legal Matters; Experts
11.  Information with Respect to the            Outside and Inside Front Cover Page;
      Registrant..............................   Prospectus Summary; Use of Proceeds;
                                                 Capitalization; Price Range of Common
                                                 Stock; Risk Factors; Dividend Policy;
                                                 Selected Financial Data; Management's
                                                 Discussion and Analysis of Financial
                                                 Condition and Results of Operations;
                                                 Business; Management; Certain
                                                 Transactions; Principal and Selling
                                                 Shareholders; Description of Capital
                                                 Stock; Consolidated Financial Statements
12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.............................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 28, 1996

                                1,780,000 Shares

                                      LOGO

                                  Common Stock

                                  -----------

  Of the 1,780,000 shares of Common Stock offered hereby, 1,500,000 shares are being sold by Summit Medical Systems, Inc. ("Summit" or the "Company") and 280,000 shares are being sold by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

  The Common Stock is traded on the Nasdaq National Market under the symbol "SUMT." On June 6, 1996, the last reported sale price for the Common Stock on the Nasdaq National Market was $24.75. See "Price Range of Common Stock."

                                  -----------

  FOR INFORMATION CONCERNING CERTAIN RISKS RELATED TO THIS OFFERING, SEE "RISK
                FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HASTHE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CON-
   TRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                  PROCEEDS TO
               PRICE TO    UNDERWRITING DISCOUNTS  PROCEEDS TO      SELLING
                PUBLIC      AND COMMISSIONS (1)    COMPANY (2)    SHAREHOLDERS
- ------------------------------------------------------------------------------
Per Share..     $                  $                  $              $
- ------------------------------------------------------------------------------
Total (3)..   $                  $                  $              $
- ------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $500,000 payable by the Company.

(3) The Company and a shareholder have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 267,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to
    Selling Shareholders, will be $       , $       , $        and $       ,
    respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to cancel or modify such offer and to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made through the offices of Wessels, Arnold & Henderson, L.L.C. ("Wessels, Arnold & Henderson"), Minneapolis, Minnesota, on or about
              , 1996.

                                  -----------

Wessels, Arnold & Henderson

                Robertson, Stephens & Company

                                                          Volpe, Welty & Company

               The Date of this Prospectus is              , 1996

                           The Summit Solution(TM)

                       Clinical Information to Monitor,
                       Manage and Report Patient Outcomes



                              Monitor Utilization
                              and Outcomes
   Capture and                                                  Analyze Cost
   Organize Data                                                Effectiveness



                             [PHOTO APPEARS HERE]



   Risk-Adjust                                              Prepare Quality
   Data                                                     Assurance Reports

                      Compare                    Report
                      National                   Clinical
                      Standards                  Outcomes







  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES AND EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

  Summit is a leading provider of clinical outcomes database software and related consulting services for selected medical specialties in the healthcare industry. The Company's customers include specialty physicians, hospitals, physician and hospital networks, managed care organizations and other healthcare payors, and pharmaceutical and medical device firms. Summit's database software enables healthcare providers to record, analyze and report detailed clinical, economic and patient-reported outcomes data on medical procedures, diseases and patient functional status. The Company collaborates with national medical associations, leading hospitals and hospital networks, physicians and medical device firms to design database fields and formats that capture significantly more relevant and complete outcomes data than is available from insurance claims data. The Company's customers use this outcomes data to monitor and manage more effectively the quality and cost of patient care by analyzing resource utilization, costs, provider practice patterns, medical procedure selection and clinical outcomes. This outcomes data is also used for contracting with third party payors and managed care organizations, establishing quality assurance programs and complying with the informational demands of regulatory agencies. To increase the value of its software, the Company offers design, implementation, data management and consulting services to its customers. Currently, approximately 1,700 healthcare organizations use the Company's clinical outcomes database software and services.

  The Company's clinical outcomes database software products and services give healthcare providers comprehensive and detailed patient clinical information that is necessary to compete effectively in today's healthcare market. The Company's database software includes 39 database software procedure modules for five medical specialties: cardiac and thoracic surgery, cardiology, ophthalmology, urology and orthopedics. During 1996, the Company expects to introduce procedure modules for endoscopy and critical care. The procedure modules allow convenient and accurate data collection and provide meaningful measurements of clinical outcomes. The Company's procedure modules for cardiac surgery include a risk stratification tool that enables providers to analyze retrospectively or to predict the effect of patient-specific risk factors on certain clinical outcomes. The Company intends to develop risk stratification tools for additional specialties. The Company also offers three additional database software modules that measure clinical costs, patient health status and satisfaction, inventory usage, and decision support software that forecasts the rate of return on investments in employee wellness, occupational health and pharmacological programs. Within each medical specialty, Summit's database software modules may be bundled to form an integrated database that combines data on clinical outcomes for several medical procedures, as well as data on clinical costs and patient health status and satisfaction. For example, in cardiology, a heart institute may combine the Company's software modules to capture clinical data on diagnostic tests, such as echocardiography and cardiac catheterization, and therapeutic procedures, such as angioplasty, while also capturing the clinical costs associated with these tests and procedures. In addition, the Company has begun to offer its customers combined information service products that integrate the use of the Company's software and related consulting services.

  The Company's business strategy is to enter medical specialty markets that have a substantial need for clinical outcomes information and to expand within these markets by developing additional database software applications. As part of this strategy, the Company typically seeks to collaborate with leading national medical associations and leverage its distribution through joint marketing relationships with leading vendors of healthcare products. The Company has established joint marketing arrangements with SciMed Life Systems, Inc. ("SciMed"), a subsidiary of Boston Scientific Corporation ("Boston Scientific"), a worldwide developer, manufacturer and marketer of medical devices and four Boston Scientific divisions: Microvasive Urology, Microvasive Endoscopy, Mansfield EP and Meadox Medicals; as well as with Allergan, Inc. ("Allergan"), a global provider of eye care and other specialty therapeutic products, and Smith & Nephew Richards Inc. ("Smith & Nephew Richards"), a global provider of medical orthopedic devices.

  The Company also aggregates, manages and reports on the cumulative clinical data generated by users of the Company's software who submit their data to national databases. These national databases provide valuable benchmarks of national practice patterns and clinical outcomes that individual providers can use to compare and relate their own performance against national trends. The Company has database relationships with the Society of Thoracic Surgeons (the "STS"), the American Society of Cataract and Retractive Surgery (the "ASCRS") and the American College of Cardiology (the "ACC" and together with the STS and the ASCRS, collectively, the "Medical Association Partners"). Similarly, the Company develops and manages databases for its joint marketing partners. In addition, the Company has recently established a database for certain hospitals within the Columbia/HCA Healthcare Corporation ("Columbia/HCA") network of more than 300 hospitals. The Company is the sole vendor of cardiac surgery and cardiology outcomes database software to Columbia/HCA.

  The Company was incorporated in the State of Minnesota in January 1986. Unless the context otherwise requires, references to the "Company" or to "Summit" include Summit Medical Systems, Inc. and its consolidated subsidiaries. The Company's principal executive offices are located at One Carlson Parkway, Minneapolis, Minnesota 55447, and its telephone number is
(612) 473-3250.

                                  THE OFFERING

Common Stock Offered by the Company...... 1,500,000 shares
Common Stock Offered by the Selling
 Shareholders............................ 280,000 shares
Common Stock to be Outstanding after the
 Offering................................ 9,040,810 shares (1)
Use of Proceeds.......................... For working capital and other general corporate purposes. See "Use of
                                          Proceeds."
Nasdaq National Market Symbol............ SUMT

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS
                                                                     ENDED
                               YEAR ENDED DECEMBER 31,              MARCH 31,
                         ---------------------------------------  --------------
                          1991    1992    1993    1994    1995     1995    1996
                         ------  ------  ------  ------  -------  ------  ------
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Total revenue........... $1,585  $3,113  $5,405  $9,627  $13,801  $2,624  $3,913
Gross profit............    847   1,949   3,577   6,627    9,726   1,749   2,679
Purchase of in-process
 research and
 development............    --      --      --      --     7,435     --      --
Total operating
 expenses...............  1,361   1,983   3,583   7,029   17,970   2,085   3,202
Income (loss) from
 operations.............   (514)    (34)     (6)   (402)  (8,244)   (336)   (523)
Net income (loss)....... $ (468) $  (31) $    1  $ (334) $(7,658) $ (300) $ (281)
Net income (loss) per
 share (2).............. $(0.21) $(0.01) $ 0.00  $(0.08) $ (1.37) $(0.07) $(0.04)
Weighted average shares
 outstanding (2)........  2,264   2,799   3,372   3,953    5,604   4,446   7,527

                                                             MARCH 31, 1996
                                                         -----------------------
                                                         ACTUAL  AS ADJUSTED (3)
                                                         ------- ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments....... $22,509     $57,092
Working capital.........................................  26,034      60,617
Total assets............................................  30,707      65,290
Total shareholders' equity..............................  27,623      62,206

- --------
(1) Does not include an aggregate of 1,575,339 shares issuable upon exercise of outstanding stock options and warrants as of June 6, 1996. The weighted average exercise price of these option and warrant shares is $11.46 per share. See "Management--Stock Option Plans" and "Management--Nonqualified Stock Options."
(2) Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements.
(3) As adjusted to reflect the sale of 1,500,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $24.75 per share after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

  The following trademarks of the Company are used in this Prospectus: Summit Apex(TM), Summit Everest(TM), Summit Pinnacle(TM), Summit Vista(TM), The Summit Solution(TM) and WELLCAST R.O.I.(R) This Prospectus also includes trade names, trademarks and registered trademarks of companies other than Summit.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following factors should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

  DEPENDENCE ON JOINT MARKETING PARTNERS. A substantial portion of the Company's total revenue depends on sales to the Company's joint marketing partners. Sales to its joint marketing partner, Boston Scientific, including SciMed and three Boston Scientific divisions, accounted for approximately 10% of the Company's revenue in 1995. In addition, the Company has entered into joint marketing relationships with a fourth division of Boston Scientific, Allergan and Smith & Nephew Richards. The Company relies on its joint marketing partners to provide substantial supplemental resources to the Company's sales and marketing efforts. A significant portion of the Company's revenue is, therefore, dependent upon the Company's ability to develop products that meet the requirements of its joint marketing partners and upon the marketing efforts of these joint marketing partners. Although the Company believes its joint marketing partners have an economic incentive to market the Company's database software, the Company's database software is not their primary product and the amount of resources they devote to marketing the database software and the timing of their marketing efforts are not within the control of the Company. Moreover, the Company's database software is often sold by the joint marketing partners as part of a package of goods and services that includes the joint marketing partners' products. As a result, sales of the Company's database software depends, in part, on demand for the joint marketing partners' products. Upon termination of the joint marketing arrangements under certain circumstances, the Company's joint marketing partners would obtain certain rights to use the source code of the software that is the subject of the applicable agreement. The failure of these joint marketing partners to market successfully the Company's database software, or the termination of these joint marketing arrangements, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

  HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. The Company has experienced operating losses for each of the past five years and for the quarter ended March 31, 1996. The Company's future profitability depends on market acceptance of its clinical outcomes database software and the development of new products and markets. There can be no assurance that the Company will generate revenue sufficient to achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company has experienced and expects to continue to experience variations in quarterly operating results. The timing of purchases by the Company's joint marketing partners, which typically have made large purchases to build up inventories for resale, may significantly affect quarterly results. Quarterly variations may also result from the timing of the release of certain new database software programs, including database software programs for new medical procedures. Due to the relatively fixed nature of most of the Company's costs, including personnel and facilities costs, any unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on the Company's results of operations in that quarter.

  In general, quarterly revenue is difficult to forecast because the market for the Company's products and services are evolving rapidly and much of the Company's sales are through indirect channels such as the Company's marketing partners. Software license revenue from quarter to quarter is difficult to forecast, as no significant order backlog exists at the end of any quarter because the Company's products typically are shipped upon receipt of customers' orders.

  The Company in the past has realized a substantial portion of its revenue in the last month of a quarter, with this revenue concentrated in the last weeks or days of a quarter. It is not uncommon for the Company to experience strong fourth quarters followed by lower first quarters. There can be no assurance that the Company will not display this pattern in future years.

  The Company's quarterly results have been seasonal with a greater proportion of the Company's revenue and operating profitability occurring in the second half of the year. This seasonality is primarily attributable to hospital budgeting practices, which typically cause discretionary purchases to be made shortly before year end, and the Company's practice of announcing price increases to take effect at the beginning of the following year. Moreover, the majority of medical trade shows occur in the first half of the year, which generate leads that result in increased sales in the latter part of the year. As a result, the Company has typically experienced net losses in the first and second quarters of each year.

  Due to all of the foregoing factors, it is possible that in some future quarters the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  UNCERTAINTY OF ENTRANCE INTO NEW MARKETS AND ACCEPTANCE OF NEW PRODUCTS. The Company's future success depends, in part, upon the Company's ability to enter new medical specialty markets and develop and introduce new products. In 1996, the Company intends to enter the new medical specialties of endoscopy and critical care, and may enter additional medical specialties, in which it does not have any operating experience. The Company also has introduced several new products for which it has limited operating results. In addition, the Company must develop and market new software products and consulting services obtained through its acquisitions of Medical Information Systems Company, Inc. ("MIS") and BSM Financial, Inc. ("BSM"), its acquisition of an exclusive license to a clinical information database technology (which the Company refers to as its "Keystone" technology) developed at Duke University ("Duke") by three nationally recognized Duke cardiologists (collectively, the "Individual Founders") and the formation of a joint venture (the "Joint Venture") with Duke and the Individual Founders. In particular, the Company is using substantial resources to develop and introduce an enhanced version of its Summit Vista software, a new database software based on the Keystone technology, and additional applications for its WELLCAST R.O.I. software. The Company also intends to introduce additional risk stratification tools for cardiac surgery during 1996 and develop predictive statistical tools for other medical specialties in addition to the existing tool available for coronary artery bypass surgery. In order to enter a new medical specialty or develop these and future products, the Company will have to invest a significant portion of its resources in research and development and to hire additional personnel to market and manage the new products. The Company's future success will depend heavily on sales of new products and consulting services, and the failure of these products and services to find market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. Also, new products, when first released by the Company, may contain undetected difficulties or defects that, despite testing by the Company, are discovered only after they have been installed and used by customers. There can be no assurance that such difficulties or defects will not be discovered in the future, causing significant customer relations issues, delays in product introduction and shipments, or requiring design modifications that could adversely affect the Company's competitive position, business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Products," "Business--Services" and "Business--The Joint Venture."

  DEPENDENCE ON DATABASE SPONSORS; CONTROL OF NATIONAL DATABASES. The Company believes that the acceptance of its products by healthcare providers in the cardiac and thoracic surgery, cardiology and ophthalmology markets is significantly enhanced by its relationship with the Medical Association Partners. The Company's agreements with the Medical Association Partners may be terminated by the applicable Medical Association Partner if the Company fails to perform its obligations under the respective agreement or at the end of the current term of such agreement. In the event of termination of the ACC or the STS agreement, the Company would not have access to the corresponding national database in order to continue providing reports and updates to its customers from the national database. On termination of the ASCRS agreement, the Company can retain access to the database by purchasing the ASCRS's rights to the database. In addition, upon termination of the STS and the ACC agreements due to termination by the Company, termination by the STS or the ACC, as applicable, after a material breach by the Company or in the event of the Company's financial or other inability to serve the STS or the ACC, as applicable, but excluding any voluntary termination of these agreements by the STS or ACC, the Company must assign its rights in the software, documentation and materials, including source code, that are created pursuant to the applicable agreement, and must deliver copies of this source code to the STS or the ACC, as the case may be. Termination of one or more of these agreements may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--National Databases."

  The ACC has notified the Company that it intends to renegotiate its current agreement with the Company which would have terminated on May 1, 1996. During December 1995, the Company and the ACC began preliminary discussions regarding a new agreement. The Company and the ACC have agreed to extend the term of the current agreement until August 1, 1996, to allow for additional time for negotiation. Because the current negotiations are preliminary and any agreement is subject to approval by the ACC and Summit, there can be no assurance that the Company will be able to renegotiate an arrangement with the ACC on favorable terms, or that the Company and the ACC will be able to enter into an agreement by August 1, 1996. As of the date of this Prospectus, the Company and the ACC have not agreed to extend the term of their agreement. The failure to renegotiate the ACC agreement could have a material adverse effect on the Company's business, financial condition and results of operations.

  The terms of the Company's agreements with the Medical Association Partners limit the Company's ability to derive certain commercial products from the national databases. The Company may not sell the data in the respective databases without the consent of the STS, the ACC or the ASCRS, as the case may be. In addition, in the case of the ASCRS and the ACC, the Company cannot use the database to develop additional statistical tools without the consent of each such association. The Company believes that such consent will be obtained because such tools are beneficial to these associations and its members, but if it were not obtained, the Company's business could be materially and adversely affected. See "Business--National Databases."

  The agreements with the Medical Association Partners do not give the Company exclusive rights to use the applicable national database. Each of the Medical Association Partners may allow data to be entered using software other than the Company's, including software sold by the Company's competitors. The STS and the ACC have opened their national databases since April 1990 and March 1995, respectively, to allow participants using other vendors' software to submit data. Although the Company believes that, to date, the Company's business has not been materially and adversely affected by the opening of the STS and ACC national databases, there can be no assurance that in the future the Company will not experience greater competition in connection with the STS and the ACC national databases. In addition, the Medical Association Partners may permit access to their respective national databases by third parties to perform analyses, generate reports and for other purposes. If the Medical Association Partners were to permit access to the databases to Company competitors for these purposes, the Company's business could be materially and adversely affected. See "Business--National Databases."

  INTEGRITY OF DATABASES. The Company's success depends significantly on the integrity of the clinical outcomes data and statistical tools that are based on the patient records entered into the national databases. Although the Company believes that it takes adequate precautions to safeguard the validity of the information entered into the national databases, including testing data for completeness and consistency, the Company does not obtain independent audits of the information provided by its customers. If a statistically significant number of patient records were found to have been altered or entered incorrectly, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business-- National Databases."

  MANAGEMENT OF GROWTH AND INTEGRATION OF ACQUISITIONS. The Company has recently experienced a period of rapid growth which has placed significant strains on the Company's management and administrative, operational and financial resources. The failure of the Company to establish strong and effective financial and management controls could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company's recent growth has also resulted in an increase in the level of responsibilities for existing personnel and the need to hire and effectively manage an increasing number of employees. Certain of the Company's key employees and management personnel joined the Company during 1995, and effective in

January 1996, the Company hired a new President and Chief Executive Officer. There can be no assurance that the Company or its business will continue to grow. However, if the Company's growth does continue, the Company will be required to hire, motivate and effectively manage the increasing number of employees and the failure to do so will materially and adversely affect the Company's business and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's success will also depend on its ability to integrate the businesses of MIS, BSM and the Joint Venture into the Company's operations. There can be no assurance that the anticipated benefits from the acquisitions of BSM and MIS and the formation of the Joint Venture will be realized. Additionally, there can be no assurance that the Company will be able to effectively market existing products and services of BSM and MIS or that the Joint Venture will be able to develop products that will achieve market acceptance. The integration of BSM, MIS and the Joint Venture will require substantial attention from management, many of whom have limited experience in integrating acquisitions. The diversion of management's attention, the process of integrating the businesses and any difficulties encountered in the transition process could cause an interruption of business, and could have a material adverse effect on the Company's operations and financial performance. See "Business--Products" and "Business--The Joint Venture."

  CHANGES IN GOVERNMENT REGULATION. The confidentiality of patient records and the circumstances under which such records may be released to the national databases is subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and use of confidential patient medical record information. Although compliance with these laws and regulations is principally the responsibility of the hospital, physician or other healthcare provider supplying the data to the Company, the national databases have been designed to enable healthcare providers to comply with the confidentiality requirements of state law. To protect patient confidentiality, data entries to the national databases delete any patient identifiers, including name, address, hospital and physician. The Company believes that its procedures comply with the laws and regulations regarding the collection of patient data in substantially all jurisdictions, but regulations governing patient confidentiality rights are evolving rapidly.

  Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. In general, this legislation may require holders of such information to implement security measures that may be of substantial cost to the Company. Currently pending in Congress is the Medical Records Confidentiality Act of 1995 (the "1995 Act"), which would protect and regulate the confidentiality of medical record information. The 1995 Act would prohibit the disclosure of individually identifiable health information, except with the patient's consent. Without the patient's consent, medical record information may be disclosed only for other limited purposes, including disclosures to permit the creation of nonidentifiable health information and to facilitate medical research. The 1995 Act would preempt most state laws regarding access to, and the use and disclosure of, medical record information. The Company presently collects, compiles and discloses health care information which it believes is not individually identifiable and therefore would not be protected health information under the 1995 Act. The Company cannot accurately assess the likelihood that the 1995 Act will become law, or the final scope of any law. There can be no assurance that the 1995 Act, or other changes to state or federal laws, will not materially restrict the ability of healthcare providers to submit information from patient records to the Company.

  The healthcare industry is subject to changing regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years, government regulation of reimbursement rates and capital expenditures in the United States healthcare industry has increased. Lawmakers continue to propose programs to reform the United States healthcare system, which may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for the Company's customers. Healthcare industry participants may react to these proposals by curtailing or deferring investments, including investments in the Company's products. The Company cannot predict what impact, if any, such factors may have on its business, financial condition and results of operations.

  Although the Company is not currently subject to regulation by the United States Food and Drug Administration (the "FDA"), the FDA could determine in the future that the predictive applications of the Company's software make it a clinical decision tool, and thus subject to FDA regulation. In that event, the Company could experience delays in developing and marketing new software and an increase in research and development costs which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

  DEPENDENCE ON KEY PERSONNEL. The success of the Company and of its business strategy is dependent in large part on its key management and operating personnel, including its Chairman, Edward F. Sweeney, and its President and Chief Executive Officer, Kevin R. Green. The Company believes that its future success will also depend upon its ability to attract and retain highly-skilled technical, managerial and marketing personnel. Such individuals are in high demand and are often subject to competing offers. In particular, the Company's success will depend on its ability to retain the services of its executive officers. The Company has entered into employment agreements or confidentiality and noncompetition agreements with each of its executive officers. The Company will also have an ongoing need to expand its management personnel and support staff. The loss of the services of one or more members of management or key employees or the inability to hire additional personnel as needed may have a material adverse effect on the Company. The Company does not maintain key person life insurance policies on any of its employees. See "Business--National Databases" and "Management."

  HIGHLY COMPETITIVE INDUSTRY. The market for healthcare information systems and services is highly competitive. The Company believes that the principal competitive factors for clinical outcomes database software are the quality and depth of the underlying clinical outcomes database, the usefulness of the data and reports generated by the software, customer service and support, ease-of-use, compatibility with the customer's existing information systems, potential for product enhancements, and vendor reputation. The Company's competitors include other providers of clinical outcomes software, healthcare consulting firms, and providers of medical information derived from databases based on claims data. Many of the Company's competitors and potential competitors have greater financial, development, technical, marketing and selling resources than the Company, and have substantial installed customer bases in the healthcare industry. The Company also faces significant competition from internal information services at hospitals, many of which have developed their own outcomes databases. As the market for outcomes software develops, additional competitors may enter the market and competition may intensify. There can be no assurance that the Company's business will not be materially and adversely affected by such competition. See "Business-- Competition."

  DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company relies on a combination of trade secrets, copyright and trademark laws, nondisclosure and other contractual provisions, and technical measures to protect its proprietary rights in its products. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Although the Company believes that its products do not infringe upon the proprietary rights of third parties, and it is not aware of any threatened patent infringement claims relating to its products, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities and could have a material adverse effect on the Company's business. See "Business--National Databases" and "Business--Proprietary Rights and Licenses."

  POSSIBLE VOLATILITY OF STOCK PRICE. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market prices of the equity securities of many publicly traded computer software companies have in the past been, and in the future may be, especially volatile. Announcements of operating results that differ from financial analysts' projections or technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, regulatory developments and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant effect on the market price of the Common Stock. See "Price Range of Common Stock."

  ABSENCE OF DIVIDENDS. The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

  CONTROL BY EXISTING SHAREHOLDERS. Directors, executive officers and principal shareholders of the Company, and certain of their affiliates, own beneficially approximately 33.3% of the outstanding Common Stock prior to this offering and will own approximately 25.0% of the outstanding Common Stock after this offering. Accordingly, these shareholders, individually and as a group, may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in the Company's Articles of Incorporation or Bylaws and the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of the Company's assets. Such control by existing shareholders could have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal and Selling Shareholders."

  POSSIBLE ISSUANCES OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS. The Board of Directors has authority to issue shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. In addition, certain provisions of Minnesota law applicable to the Company could have the effect of discouraging certain attempts to acquire the Company, which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than the prevailing market prices. See "Description of Capital Stock."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 1,500,000 shares of Common Stock offered by the Company hereby are estimated to be $34.6 million ($40.5 million if the Underwriters' over-allotment option is exercised in full) assuming a public offering price of $24.75 per share, and after deducting estimated underwriting discounts and commissions and offering expenses. The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Shareholders.

  The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes. The Company may also use a portion of the net proceeds of the offering to acquire businesses or products complementary to the Company's business, although the Company does not currently have any commitments or agreements for any such acquisition and there can be no assurance that any such acquisitions will be made. Pending application of the proceeds as described above, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

  The Company consummated its initial public offering of Common Stock on August 4, 1995 at a price of $9.00 per share. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "SUMT." The following table sets forth the high and low sales prices of the Company's Common Stock for the periods indicated as reported on the Nasdaq National Market.

                               PERIOD                            HIGH     LOW
                               ------                           ------- -------
      1995
        Third Quarter (commencing August 4, 1995).............. $17.125 $11.375
        Fourth Quarter......................................... $25.50  $14.50
      1996
        First Quarter ......................................... $22.75  $16.00
        Second Quarter (through June 6, 1996).................. $26.00  $19.375

  On June 6, 1996 the last reported sales price for the Company's Common Stock on the Nasdaq National Market was $24.75 per share. At June 6, 1996 there were approximately 160 record holders of the Company's Common Stock.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain all available funds and any future earnings for use in the operation of its business.

                                CAPITALIZATION

  The following table sets forth the long-term debt and capitalization of the Company at March 31, 1996, and as adjusted to give effect to the sale of 1,500,000 shares of Common Stock offered by the Company at an assumed offering price of $24.75 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. See "Use of Proceeds."

                                                             MARCH 31, 1996
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (IN THOUSANDS)
Long-term debt, excluding current portion................. $    12    $    12
                                                           -------    -------
Common stock, $.01 par value: 38,933,333 shares
 authorized; 7,536,545 shares issued and outstanding
 actual; 9,036,545 shares issued and outstanding as
 adjusted (1).............................................      75         90
Additional paid-in capital................................  36,218     70,786
Accumulated deficit.......................................  (8,670)    (8,670)
                                                           -------    -------
    Total shareholders' equity............................  27,623     62,206
                                                           -------    -------
    Total capitalization.................................. $27,635    $62,218
                                                           =======    =======

- --------
(1) Does not include an aggregate of 1,575,339 shares issuable upon exercise of outstanding stock options and warrants. The weighted average exercise price of these option and warrant shares is $11.46 per share. See "Management--Stock Option Plans" and "Management--Nonqualified Stock Options."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The consolidated financial statements of operations data set forth below for each of the three years ended December 31, 1993, 1994 and 1995 and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of operations data for the year ended December 31, 1991 and 1992 and the consolidated balance sheet data at December 31, 1991 and 1992 are derived from audited consolidated financial statements of the Company not included herein. The consolidated statement of operations data for the three month periods ended March 31, 1995 and 1996, and the consolidated balance sheet data at March 31, 1995 and 1996, were derived from the Company's unaudited consolidated financial statements. The management of the Company believes that the unaudited financial information contains all adjustments necessary, consisting only of normal, recurring accruals, for a fair presentation of the financial position and results of operations for the applicable periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for any subsequent period. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's consolidated financial statements and related notes, and other financial information included elsewhere herein.

                                                                   THREE MONTHS
                                                                       ENDED
                                YEAR ENDED DECEMBER 31,              MARCH 31,
                          ---------------------------------------  --------------
                           1991    1992    1993    1994    1995     1995    1996
                          ------  ------  ------  ------  -------  ------  ------
                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Revenue:
 Software licenses......  $  940  $1,977  $3,713  $6,264  $ 8,157  $1,466  $1,987
 Support and service....     645   1,136   1,692   3,363    5,644   1,158   1,926
                          ------  ------  ------  ------  -------  ------  ------
 Total revenue..........   1,585   3,113   5,405   9,627   13,801   2,624   3,913
Cost of sales:
 Software licenses......     126     224     444     651    1,039     149     377
 Support and service....     612     940   1,384   2,349    3,036     726     857
                          ------  ------  ------  ------  -------  ------  ------
 Total cost of sales....     738   1,164   1,828   3,000    4,075     875   1,234
Gross profit............     847   1,949   3,577   6,627    9,726   1,749   2,679
Operating expenses:
 Selling and marketing..     658     955   2,024   4,585    6,011   1,255   1,901
 Research and develop-
  ment..................     135     263     569     817    1,230     276     361
 Purchase of in-process
  research and develop-
  ment..................     --      --      --      --     7,435     --      --
 General and administra-
  tive..................     568     765     990   1,627    3,294     554     940
                          ------  ------  ------  ------  -------  ------  ------
 Total operating ex-
  penses................   1,361   1,983   3,583   7,029   17,970   2,085   3,202
                          ------  ------  ------  ------  -------  ------  ------
Income (loss) from oper-
 ations.................    (514)    (34)     (6)   (402)  (8,244)   (336)   (523)
Interest income, net....      46       3       7      84      586      36     259
                          ------  ------  ------  ------  -------  ------  ------
Income (loss) before in-
 come taxes.............    (468)    (31)      1    (318)  (7,658)   (300)   (264)
Income tax expense......     --      --      --       16      --      --       17
                          ------  ------  ------  ------  -------  ------  ------
Net income (loss).......  $ (468) $  (31) $    1  $ (334) $(7,658) $ (300) $ (281)
                          ======  ======  ======  ======  =======  ======  ======
Net income (loss) per
 share (1)..............  $(0.21) $(0.01) $ 0.00  $(0.08) $ (1.37) $(0.07) $(0.04)
                          ======  ======  ======  ======  =======  ======  ======
Weighted average shares
 outstanding (1)........   2,264   2,799   3,372   3,953    5,604   4,446   7,527
                          ======  ======  ======  ======  =======  ======  ======

                                        DECEMBER 31,               MARCH 31,
                             ----------------------------------- --------------
                             1991    1992   1993   1994   1995    1995   1996
                             -----  ------ ------ ------ ------- ------ -------
                                              (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
Cash, cash equivalents and
 short-term investments..... $  53  $  683 $  570 $3,113 $22,754 $2,777 $22,509
Working capital (deficit)...  (260)    738    326  3,550  26,306  3,213  26,034
Total assets................   320   1,330  2,042  6,820  31,382  6,778  30,707
Long-term debt, excluding
 current portion............   --       36     61      6      21     34      12
Total shareholders' equity
 (deficit)..................  (158)    725    857  4,544  27,884  4,358  27,623

- --------
(1) Computed on a fully diluted basis as described in Note 2 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion contains trend analysis and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this Prospectus, particularly under the caption "Risk Factors."

OVERVIEW

  Summit was incorporated in 1986 to develop and market clinical outcomes database software and related products and services for selected medical specialties in the healthcare industry. Prior to 1990, Summit focused primarily on the development and marketing of an early generation of its clinical outcomes database software to healthcare providers. Since 1990, the Company has secured agreements with national medical societies to manage and maintain national databases in the areas of cardiac and thoracic surgery, cardiology and ophthalmology; established joint marketing agreements with leading healthcare companies; and introduced new database software products. The Company first sold its clinical outcomes database software in the cardiac and thoracic surgery market in 1986, and expanded into the cardiology market in 1988, the orthopedic market in 1993, the ophthalmology market in 1994, and the urology market in 1995. During 1996, the Company expects to introduce database product lines for endoscopy and critical care. See "Risk Factors-- Uncertainty of Entrance into New Markets and Acceptance of New Products." Summit's revenue has been generated primarily from sales of its products and services to healthcare providers in cardiac and thoracic surgery and cardiology.

  The Company's revenue consists of fees charged for software licenses and support and service. Revenue from sales of software licenses primarily consists of purchases of database software licenses and software upgrades. Support and service revenue primarily includes an annual service fee, training fees, and, fees for implementation support, customized data management and analysis, and consulting services. The Company's revenue has increased primarily due to growth in unit sales through greater market penetration, entry into new markets and increased support and service fees related to the Company's greater installed customer base. During the last three years, price increases and releases of several new database software modules have also contributed to a lesser extent to revenue growth. Summit's revenue is derived from direct sales to end users as well as from sales to its joint marketing partners. Revenue from sales to joint marketing partners comprised 17% of total revenue in 1995 and the Company anticipates that revenue from its marketing partners will increase as a percentage of total revenue as its current joint marketing relationships mature and the Company enters into joint marketing relationships in new markets. In addition, the agreements with each of the Company's joint marketing partners provide that, in order for the joint marketing partners to retain their exclusive distribution rights, they must meet certain minimum purchase requirements that generally increase during the term of each agreement. These joint marketing agreements do not grant the joint marketing partners any significant return or exchange rights. Revenue from sales of software licenses is recognized upon shipment, while annual service fees are recognized ratably over the period in which support services are provided. All other revenue, including training, implementation and consulting fees, is recognized upon performance of the applicable services.

  Cost of software license revenue consists of expenses directly related to sales of software licenses, including an allocated portion of expenses for royalties, customer service, depreciation and freight, and expenses for user guides, diskettes, and the amortization of capitalized software, which was $92,000 in 1995 and $23,000 in the three months ended March 31, 1996. This amortization expense resulted from the capitalization of $138,000 during 1994 for internally developed software related to the conversion of the Company's software to a Windows platform. As of March 31, 1996, the Company had amortized $122,000 of this amount. Cost of support and service revenue consists of expenses directly related to sales of support and service, including an allocated portion of expenses for royalties, customer service, depreciation and freight, and expenses for training and clinical data services. Selling and marketing expenses primarily include the salaries, benefits and commissions associated with the Company's direct sales force, product marketing, advertising and product literature. Research and development expenses primarily include the salaries and benefits associated with technical services and product development expenses for new versions of software. Research and development costs have been expensed as incurred. General and administrative expenses primarily include the salaries and benefits associated with general management, finance and human resources, as well as the cost of legal and professional services.

  Recently, the Company has revised its plans to make strategic changes in its product development activities which are intended to accelerate the introduction of software products for a broader range of healthcare settings. These recent changes may affect the Company's results of operations in future periods. The Company plans to increase its expenditures on research and development beginning in June 1996 in order to develop an enhanced version of its Summit Vista software database product, and at the same time, to accelerate the development of point-of-care, longitudinal software database products for cardiology and other medical specialties. These point-of-care, longitudinal software database products are based on the Keystone technology. By proceeding with both development projects, the Company intends to accelerate the introduction of products that may effectively operate in a broader range of healthcare settings, from a single physician's office to an integrated delivery system. Although the Company believes the higher level of research and development expenses are appropriate based on management's assessment of current business opportunities, this expected increase in research and development expenditures is likely to affect adversely the Company's operating results during the periods prior to commercial introduction of the enhanced or new software database products. The introduction of new or enhanced products is subject to substantial risks, including that the development of the enhanced or new software products may be subject to technological delays, the enhanced or new software products may include unforeseen product defects, the enhanced or new software products may fail to achieve market acceptance, and business opportunities may change before the enhanced or new software products become available for commercial sale. Accordingly, there can be no assurance that the increased expenditures on research and development will result in increased revenue to the Company in future periods.

  To date, the Company has not incurred any substantial income tax liability because of its historical operating losses. During 1995, the Company incurred a loss of $7.7 million, primarily attributable to the $7.4 million purchase of in-process research and development related to the Joint Venture with Duke. As of December 31, 1995, the Company recorded a valuation allowance of $2.4 million against $2.5 million of future income tax deductions attributable to this purchase of in-process research and development. In determining the valuation allowance, the Company weighed its anticipated taxable income against the Company's historical losses and the uncertainty associated with its entry into new markets. As a result, the Company has decided to record as a benefit only the amount necessary to offset current year income taxes, with the remainder held as a valuation allowance at December 31, 1995. For future periods, the valuation allowance, and the realization of any benefit, will be evaluated based on the Company's earnings.

RECENT DEVELOPMENTS

  On October 5, 1995, the Company acquired BSM, pursuant to a merger in which BSM became a wholly owned subsidiary of the Company and the Company issued 182,524 shares of Common Stock in exchange for the outstanding stock of BSM. On November 20, 1995, the Company acquired MIS pursuant to a merger in which MIS became a wholly owned subsidiary of the Company and the Company issued 126,386 shares of Common Stock in exchange for the outstanding stock of MIS. These mergers are accounted for as a pooling of interests and are reflected in the financial statements of the Company on this basis.

  On December 29, 1995, the Company entered into a software license agreement (the "Software License Agreement") with Duke and formed the Joint Venture with Duke and the Individual Founders pursuant to the LLC Agreement, which created Cordillera L.L.C., a Delaware limited liability company. In connection with the Software License Agreement, the Company issued 200,000 shares of Common Stock to Duke and the seven-year Duke Warrant to purchase an additional 200,000 shares of Common Stock at $21.00 per share, the last reported sales price of the Company's Common Stock on December 28, 1995, the day prior to the issuance of the Duke Warrant. In addition, the Company granted to Kevin Green, prior to his employment as the Company's President and Chief Executive Officer, an option to purchase 40,000 shares of Common Stock at an exercise price of $15.50 per share in consideration for his consulting services related to the Joint Venture. The Company performed a purchase price allocation of this acquisition and determined that the entire purchase price of

$7,435,000, consisting of the market value of the stock ($4,200,000), the value of the warrant issued to Duke ($2,600,000), the value of the option issued to Mr. Green ($335,000) and related acquisition costs ($300,000) was required to be allocated to in-process research and development acquired from Duke. As required under generally accepted accounting principles, this amount of $7,435,000 was expensed in December 1995, upon completion of the acquisition and joint venture agreements.

  The Company has also agreed to provide up to an additional $3.0 million of additional capital for the Joint Venture, payable monthly in accordance with the Joint Venture's annual operating budget, to fund start up and development costs. The Software License Agreement also provides for the Company to pay royalties to Duke and the Joint Venture on sales of products derived from the Keystone technology. These royalty payments will be reduced by an amount equal to 50% of the Company's additional capital contributions to the Joint Venture as provided in the LLC Agreement. The Company will realize increased research and development costs in 1996 as a result of expenses incurred by the Joint Venture.

RESULTS OF OPERATIONS

  The following table sets forth, for the fiscal periods indicated, certain items from the consolidated statements of operations of the Company expressed as a percentage of revenue:

                                                              THREE MONTHS
                                          YEAR ENDED              ENDED
                                         DECEMBER 31,           MARCH 31,
                                       --------------------   ---------------
                                       1993   1994    1995     1995     1996
                                       -----  -----   -----   ------   ------
Revenue:
  Software licenses...................  68.7%  65.1%   59.1%    55.9%    50.8%
  Support and service.................  31.3   34.9    40.9     44.1     49.2
                                       -----  -----   -----   ------   ------
    Total revenue..................... 100.0  100.0   100.0    100.0    100.0
Cost of sales:
  Software licenses...................   8.2    6.8     7.5      5.7      9.6
  Support and service.................  25.6   24.4    22.0     27.7     21.9
                                       -----  -----   -----   ------   ------
    Total cost of sales...............  33.8   31.2    29.5     33.4     31.5
Gross profit..........................  66.2   68.8    70.5     66.6     68.5
Operating expenses:
  Selling and marketing...............  37.5   47.6    43.6     47.8     48.6
  Research and development............  10.5    8.5     8.9     10.5      9.2
  Purchase of in-process research and
   development........................   --     --     53.9      --       --
  General and administrative..........  18.3   16.9    23.9     21.1     24.1
                                       -----  -----   -----   ------   ------
    Total operating expenses..........  66.3   73.0   130.3     79.4     81.9
Income (loss) from operations.........  (0.1)  (4.2)  (59.8)   (12.8)   (13.4)
Interest income, net..................   0.1    0.9     4.2      1.4      6.6
Income (loss) before income taxes.....   --    (3.3)  (55.6)   (11.4)    (6.8)
Income tax expense....................   --     0.2     --       --       0.4
  Net income (loss)...................   -- %  (3.5)% (55.6)%  (11.4)%   (7.2)%

 Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995

  Revenue. Revenue was $3.9 million for the first quarter of 1996, an increase of $1.3 million or 50% over the first quarter of 1995. Sales of software licenses were $2.0 million for the first quarter of 1996, an increase of $521,000 or 35% over the first quarter of 1995, and accounted for 40% of total revenue growth. This increase is primarily attributable to increased unit volume in cardiology and new subspecialty modules, a general price increase of cardiology modules and increased sales of Windows Vista upgrades to the Company's DOS customers. Support and service revenue was $1.9 million for the first quarter of 1996, an increase of $768,000 or 68% over the first quarter of 1995 and accounted for 60% of total revenue growth. This increase is primarily attributable to increased training and service fees related to the Company's greater installed customer base, additional development fees from joint marketing partners, and increased consulting and data conversion fees.

  Cost of Sales. Cost of sales in the first quarter of 1996 was $1.2 million, an increase of $359,000 or 43% over the same period of 1995. Cost of software license revenue was $377,000 for the first quarter of 1996, an increase of $228,000 or 153% over the first quarter of 1995. Cost of software license revenue increased to 19% of software license revenue in the first quarter of 1996 compared to 10% in the first quarter of 1995 primarily due to increased royalties and freight. Cost of support and service revenue was $857,000 for the first quarter of 1996, an increase of $131,000 or 18% compared to the first quarter of 1995. Cost of support and service revenue decreased to 45% of support and service revenue in the first quarter of 1996 compared to 64% in the first quarter of 1995 due to improved utilization of training and customer support personnel in serving the Company's greater installed customer base.

  Selling and Marketing Expenses. Selling and marketing expenses were $1.9 million during the first quarter of 1996, an increase of $646,000 or 52% compared to the same quarter of 1995. This increase is primarily due to an expansion of the domestic sales force, increased sales and marketing expenses at Summit Medical Europe S.A.R.L. ("Summit Medical Europe"), and hiring of additional marketing personnel.

  Research and Development Expenses. Research and development expenses were $361,000 in the first quarter of 1996, an increase of $85,000 or 31% compared to the same quarter of 1995. This increase is due primarily to the hiring of additional technical personnel to aid in the development of new software.

  General and Administrative Expenses. General and administrative expenses were $940,000 for the first quarter of 1996, an increase of $386,000 or 70% compared to the first quarter of 1995. This increase is due primarily to the hiring of additional executive and administrative personnel, higher legal and accounting fees, and increased insurance expense.

  Interest Income, Net. Interest income, net was $259,000 for the first quarter of 1996, an increase of $223,000 compared to the first quarter of 1995. This increase is due to the interest income earned on proceeds received from the Company's August 1995 initial public offering.

 Fiscal Year Ended December 31, 1995 Compared to Fiscal Year Ended December 31, 1994

  Revenue. Revenue for 1995 was $13.8 million, an increase of $4.2 million or 44% over 1994. Sales of software licenses for 1995 were $8.2 million, an increase of $1.9 million or 30% over 1994, and accounted for 45% of total revenue growth. This increase is attributable to increased sales of cardiology, cardiac surgery, and ophthalmology modules as well as higher prices for procedure modules. Support and service revenue in 1995 was $5.6 million, an increase of $2.3 million or 70% over 1994, due to increased service and training fees related to the Company's greater installed customer base, additional development fees from joint marketing partners related to urology and endoscopy modules and greater consulting fees at the Company's BSM consulting subsidiary. Support and service revenue accounted for 55% of total revenue growth during 1995.

  Cost of Sales. Cost of sales in 1995 was $4.1 million, an increase of $1.1 million or 37% over 1994, primarily due to increased sales of software licenses and support and services. Cost of software license revenue in 1995 was $1.0 million, an increase of $388,000 or 63% over 1994. Cost of software license revenue increased to 13% of software license revenue in 1995 compared to 10% in 1994 due to an increase in costs related to implementing customer interfaces. Costs related to implementing customer interfaces have increased primarily due to an increase in the proportion of Company sales to hospitals and hospital networks which have larger and more complex information systems that require significant interfaces. Although the Company believes that the trend of greater interfaces will continue, the Company intends to use available integration technology as part of its software to limit the cost of implementing customer interfaces as a percentage of software license revenue. Cost of support and service revenue in 1995 was $3.0 million, an increase of $687,000 or 30% over 1994. Cost of support and service revenue decreased to 54% of support and service revenue in 1995 compared to 70% in 1994 due to improved utilization of training and customer support personnel in serving the Company's greater installed customer base.

  Selling and Marketing Expenses. Selling and marketing expenses were $6.0 million in 1995, an increase of $1.4 million or 30% over 1994, due to expenses relating to the expansion of the direct sales force in the United

States, increased salaries for marketing personnel and expenses related to hiring additional personnel related to new procedure modules.

  Research and Development Expenses. Research and development expenses were $1.2 million in 1995, an increase of $413,000 or 52% over 1994, due primarily to the addition of technical and programming personnel by the Company and MIS. During the fourth quarter of 1995, the Company also purchased $7.4 million of in-process research and development related to the Keystone technology and the Joint Venture.

  General and Administrative Expenses. General and administrative expenses were $3.3 million in 1995, an increase of $1.7 million or 106% over 1994, due primarily to increased personnel and higher salaries for accounting, human resources and business development personnel, increased administrative expenses at Summit Medical Europe, higher legal and accounting fees, and acquisition and nonrecurring charges and increased support salaries related to BSM and MIS.

  Interest Income, Net. Interest income, net was $586,000 in 1995 compared to $84,000 in 1994, due to interest income recorded on proceeds received from the Company's August 1995 initial public offering.

 Fiscal Year Ended December 31, 1994 Compared to Fiscal Year Ended December 31, 1993

  Revenue. Revenue for 1994 was $9.6 million, an increase of $4.2 million or 78% over 1993. Sales of software licenses for 1994 were $6.3 million, an increase of $2.6 million or 70% over 1993, and accounted for 62% of the total revenue growth. The increase in sales of software licenses was primarily due to increased sales of cardiology procedure modules, including sales to SciMed, the Company's joint marketing partner in cardiology, initial sales in the ophthalmology market during the fourth quarter of 1994 to Allergan, the Company's joint marketing partner in ophthalmology, and to a lesser extent higher prices for procedure modules. Support and service revenue in 1994 was $3.4 million, an increase of $1.7 million or 100% over 1993, due to increased annual support and service fees associated with the Company's greater installed customer base, increased training fees as a result of the increase in sales of software licenses, and growth in consulting fees at BSM. Support and service revenue accounted for 40% of total revenue growth during 1994.

  Cost of Sales. Cost of sales in 1994 was $3.0 million, an increase of $1.2 million or 67% over 1993. Cost of software license revenue in 1994 was $651,000, an increase of $207,000 or 47% over 1993. Cost of software license revenue decreased to 10% of software license revenue in 1994 compared to 12% in 1993 due to a decrease in royalties as a result of increased sales of software not subject to medical association royalties. Cost of support and service revenue in 1994 was $2.3 million, an increase of $965,000 or 72% over 1993. Cost of support and service revenue decreased to 68% of support and service revenue in 1994 compared to 79% in 1993 due to improved utilization of training and customer support personnel in serving the Company's greater installed customer base.

  Selling and Marketing Expenses. Selling and marketing expenses were $4.6 million in 1994, an increase of $2.6 million or 130% over 1993, due to domestic sales force expansion, establishment of Summit Medical Europe, hiring of marketing personnel related to additional procedure modules and increased spending on product literature.

  Research and Development Expenses. Research and development expenses were $817,000 in 1994, an increase of $248,000 or 44% over 1993, due primarily to the hiring of additional technical personnel and programmers to aid in the development of new software and conversion of existing software.

  General and Administrative Expenses. General and administrative expenses were $1.6 million in 1994, an increase of $637,000 or 66% over 1993, due primarily to the hiring of additional personnel to support the Company's growth.

  Interest Income, Net. Interest income, net was $84,000 in 1994 compared to $7,000 in 1993 due to interest earned on short-term securities arising from the proceeds of the sale of convertible preferred stock during 1994.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited quarterly financial data for 1994, 1995 and the first quarter of 1996. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information included elsewhere in this Prospectus and includes all adjustments necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period:

                                                         THREE MONTHS ENDED
                         -------------------------------------------------------------------------------------
                                                       DEC.                                DEC.
                         MARCH 31, JUNE 30, SEPT. 30,  31,   MARCH 31, JUNE 30, SEPT. 30,   31,      MARCH 31,
                           1994      1994     1994     1994    1995      1995     1995     1995        1996
                         --------- -------- --------- ------ --------- -------- --------- -------    ---------
                                                      (IN THOUSANDS)
Revenue:
  Software licenses.....  $1,063    $1,181   $1,644   $2,375  $1,466    $1,727   $2,208   $ 2,756     $1,987
  Support and service...     687       790      856    1,031   1,158     1,202    1,569     1,714      1,926
                          ------    ------   ------   ------  ------    ------   ------   -------     ------
    Total revenue.......   1,750     1,971    2,500    3,406   2,624     2,929    3,777     4,470      3,913
Cost of sales:
  Software licenses.....     109       123      165      254     149       251      385       254        377
  Support and service...     562       579      551      657     726       716      811       783        857
                          ------    ------   ------   ------  ------    ------   ------   -------     ------
    Total cost of sales.     671       702      716      911     875       967    1,196     1,037      1,234
Operating expenses......   1,261     1,683    1,870    2,215   2,085     2,669    2,785    10,426(1)   3,202
                          ------    ------   ------   ------  ------    ------   ------   -------     ------
Income (loss) from
 operations.............    (182)     (414)     (86)     280    (336)     (707)    (204)   (6,993)      (523)
Net income (loss).......  $ (181)   $ (404)  $  (84)  $  335  $ (300)   $ (688)  $   (6)  $(6,664)    $ (281)
                          ======    ======   ======   ======  ======    ======   ======   =======     ======

- --------
(1) Includes one-time expense of $7.4 million for the purchase of in-process research and development in connection with the formation of the Joint Venture.

  The following table sets forth, as a percentage of revenue, certain unaudited quarterly financial data:

                                                          THREE MONTHS ENDED
                         ----------------------------------------------------------------------------------------
                         MARCH 31, JUNE 30,  SEPT. 30, DEC. 31, MARCH 31, JUNE 30,  SEPT. 30, DEC. 31,  MARCH 31,
                           1994      1994      1994      1994     1995      1995      1995      1995      1996
                         --------- --------  --------- -------- --------- --------  --------- --------  ---------
Revenue:
  Software licenses.....    60.7%    59.9%      65.8%    69.7%     55.9%    59.0%      58.5%     61.7%     50.8%
  Support and service...    39.3     40.1       34.2     30.3      44.1     41.0       41.5      38.3      49.2
                           -----    -----      -----    -----     -----    -----      -----    ------     -----
    Total revenue.......   100.0    100.0      100.0    100.0     100.0    100.0      100.0     100.0     100.0
Cost of sales:
  Software licenses.....     6.2      6.2        6.6      7.5       5.7      8.6       10.2       5.7       9.7
  Support and service...    32.1     29.4       22.0     19.3      27.6     24.4       21.5      17.5      21.9
                           -----    -----      -----    -----     -----    -----      -----    ------     -----
    Total cost of sales.    38.3     35.6       28.6     26.8      33.3     33.0       31.7      23.2      31.6
Operating expenses......    72.1     85.4       74.8     65.0      79.5     91.1       73.7     233.2      81.8
                           -----    -----      -----    -----     -----    -----      -----    ------     -----
Income (loss) from
 operations.............   (10.4)   (21.0)      (3.4)     8.2     (12.8)   (24.1)      (5.4)   (156.4)    (13.4)
Net income (loss).......   (10.3)%  (20.5)%     (3.4)%    9.8%    (11.4)%  (23.5)%     (0.2)%  (149.1)%    (7.2)%
                           =====    =====      =====    =====     =====    =====      =====    ======     =====

  The Company has experienced significant quarterly fluctuations in operating results, which it expects to continue for the foreseeable future. Quarterly revenue is affected by the timing of purchases by the Company's joint marketing partners, which typically have made large purchases to build up inventories for resale, and the release of certain new database software, including database software introduced for new procedures.

  In general, quarterly revenue is difficult to forecast because the market for the Company's products and services are evolving rapidly and much of the Company's sales are through indirect channels such as the Company's marketing partners. Software license revenue from quarter to quarter is difficult to forecast, as no significant order backlog exists at the end of any quarter because the Company's products typically are shipped upon receipt of customers' orders.

  The Company in the past has realized a substantial portion of its revenue in the last month of a quarter, with this revenue concentrated in the last weeks or days of a quarter. It is not uncommon for the Company to experience strong fourth quarters followed by lower first quarters. There can be no assurance that the Company will not display this pattern in future years.

  The Company's quarterly results have been seasonal, with a greater proportion of the Company's revenue and operating profitability occurring in the second half of the fiscal year. This seasonality is attributable to hospital budgeting practices, which typically cause discretionary purchases to be made shortly before year end and to the Company's practice of announcing price increases to take effect at the beginning of the following year. In addition, the majority of medical trade shows occur in the first half of the year, which generate leads that result in increased sales in the latter part of the year. As a result, the Company has typically experienced net losses in the first and second quarters of each year.

  Due to all of the foregoing factors, it is possible that in some future quarters the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would be adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations primarily through cash provided by operations and through the sale of common and convertible preferred stock. During 1993, the Company generated net cash from operations of $129,000, while in 1994 and 1995, the Company used $699,000 and $2.9 million, respectively, for operating activities, primarily in support of increased research and development and marketing expenses, and financing receivables arising from the significant increase in sales during both years. Cash provided by operating activities was $32,000 for the three months ended March 31, 1996. The primary sources of cash were a decrease in accounts receivable of $921,000 due to collections exceeding revenues and an increase in accrued compensation and royalties of $214,000. These sources were partially offset by a net loss of $281,000, an increase in other current assets of $378,000 and a decrease in accounts payable and accrued expenses of $487,000.

  As of March 31, 1996, the Company had $5.4 million in accounts receivable, including $2.2 million in accounts receivable over 90 days. Accounts receivable over 90 days is primarily the result of increased sales and an increase in special payment terms to large hospitals and other institutions that have the ability to negotiate more favorable payment terms. The Company has adopted a credit policy that establishes standard payment terms and requires any material exceptions in the payment terms be approved by the Company's Chief Financial Officer. The Company's collection personnel monitor accounts receivable on an ongoing basis. The Company believes its current bad debt provision of $100,000 is adequate and that collection of accounts receivable over 90 days at March 31, 1996 in excess of this bad debt provision is probable.

  Cash of $160,000 was provided by financing activities during 1993 primarily through the sale of common stock in a private placement and of proceeds of long-term debt which were partially offset by principal payments on long-term debt. Cash of $4.0 million was provided by financing activities during 1994 primarily through the sale of convertible preferred stock. Cash of $23.6 million was provided by financing activities for the year ended December 31, 1995, primarily from the net proceeds of sales of Common Stock in the Company's initial public offering in August 1995. Cash of $15,000 used in financing activities for the three months ended March 31, 1996 primarily related to principal payments on a note payable to an officer and retirement of long-term debt.

  Cash used in investing activities was $403,000 and $3.7 million during 1993 and 1994, respectively. Investments in 1993 consisted of purchases of computer and telephone equipment, and furniture and fixtures. Investments in 1994 consisted of purchases of short-term investments, purchases of capital equipment and computer software costs, partially offset by sales of short-term investments. Net cash used for investing activities in 1995 was $18.9 million, consisting primarily of purchases of short-term investments of $28.7 million and of capital equipment of $1.0 million which were offset, in part, by $10.9 million of sales of short-term investments. Cash provided by investing activities was $316,000 for the three months ended March 31, 1996, which consists of the sales of short-term investments of $9.8 million and the purchase of equipment and fixtures of $287,000, partially offset by the purchase of short-term investments in the amount of $9.2 million.

  As of March 31, 1996, the Company had net working capital of $26.0 million, including cash and short-term investments of $22.5 million, and did not have any material commitments for capital equipment.

  The Company believes that the continued expenditure of funds will be necessary to support its future growth. The Company believes that the cash and short-term investments on hand at March 31, 1996 and the funds to be raised from this offering, together with funds generated from operations, will be adequate to fund its operations, capital requirements and expansion needs for at least the next 12 months.

                                   BUSINESS

  Summit is a leading provider of clinical outcomes database software and related consulting services for selected medical specialties in the healthcare industry. The Company's customers include specialty physicians, hospitals, physician and hospital networks, managed care organizations and other healthcare payors, and pharmaceutical and medical device firms. Summit's database software enables healthcare providers to record, analyze and report detailed clinical, economic and patient-reported outcomes data on medical procedures, diseases and patient functional status. The Company offers 39 database software procedure modules for five medical specialties: cardiac and thoracic surgery, cardiology, opthamology, urology and orthopedics. The Company also offers three additional database software modules that measure clinic costs, patient health status and satisfaction, and inventory usage, and decision support software that forecasts the rate of return on investments in employee wellness, occupational health and pharmacological programs. The Company collaborates with national medical associations, leading hospitals and hospital networks, physicians and medical device firms to design database fields and formats that capture significantly more relevant and complete outcomes data than is available from insurance claims data. The Company's customers use this outcomes data to monitor and manage more effectively the quality and cost of patient care by analyzing resource utilization, costs, provider practice patterns, medical procedure and clinical outcomes selection. This outcomes data is also used for contracting with third party payors and managed care organizations, establishing quality assurance programs and complying with the informational demands of regulatory agencies. To increase the value of its software, the Company offers design, implementation, data management and consulting services to its customers. Currently, approximately 1,700 healthcare organizations use the Company's clinical outcomes database software and services.

INDUSTRY BACKGROUND

  Healthcare delivery costs have risen dramatically in recent years compared with the costs of other goods and services. In response, public and private market reform initiatives are producing significant pressures to control costs, leading to an increase in the importance of patient information that can be used to improve the clinical efficiency of healthcare providers while maintaining the quality of medical care. The ongoing pressure to contain healthcare costs is accelerating the shift in economic risks from healthcare payors to providers, as evidenced by the movement toward managed care reimbursement models, including capitation.

  In a managed care environment, healthcare providers compete for capitated or other group rate contracts, and for opportunities in provider networks, by differentiating their services based on costs and quality of patient care. Third party payors also evaluate the efficiency and quality of providers when negotiating discounted fee-for-service contracts, establishing provider networks and adopting provider utilization reviews. To compete effectively in this new healthcare environment, providers and payors must have access to detailed patient information in order to identify clinical efficiencies and improve practice patterns. Without detailed patient information, providers and payors have limited capabilities to:

  . Monitor appropriateness and utilization of diagnoses and treatments;

  . Measure effectiveness of new technologies and therapeutics;

  . Monitor practice patterns of providers; and

  . Compare provider outcomes and performance.

Without these capabilities, providers have little relevant data to guide them in controlling healthcare costs, providing high quality patient care and responding to the competitive and regulatory changes in the healthcare market.

  Most databases and information services used today for assessing the costs and quality of patient care are based on health insurance claims data that contain only limited clinical information concerning a patient and the outcomes of medical procedures. For example, important information such as operative mortality in connection with a procedure may not exist because reimbursement information is classified by diagnosis rather than by actual patient outcome. In addition, discrepancies exist between procedure definitions used by hospital accounting staffs for billing purposes and those used by physicians for clinical practices. Despite the deficiencies of claims data, healthcare providers and payors often must rely on this imprecise data when assessing quality of care, clinical efficiency and comparative patient outcomes.

  The Company believes healthcare providers and payors require more comprehensive and detailed patient clinical information in order to improve clinical efficiency and quality of care. In addition, the patient information that is needed in today's healthcare environment must include clinical data in order to accurately interpret patient outcomes, quality of care provided and costs relative to provider-specific performance.

THE SUMMIT SOLUTION

  Recognizing the needs of healthcare providers and payors for more comprehensive and detailed patient clinical information, the Company has developed an integrated set of products and services that enable healthcare providers to improve clinical efficiency and the quality of patient care. The Company has collaborated with national medical associations, leading hospitals and hospital networks, physicians and medical device firms to design database products that are more meaningful and useful to healthcare providers as they manage their practices. Healthcare providers can record patient information in their own databases such as medical history, medical risk factors and laboratory and diagnostic test results. Similarly, providers can capture procedure information such as type of procedure, duration of procedure, devices used and medications administered. In addition, clinical outcomes data such as length of stay, complications, mortality and health status are also captured. As a result, providers are able to utilize the Company's database software to maintain databases that provide a comprehensive history of patient medical care.

  Summit's products and services give healthcare providers the means to utilize their clinical information to improve the efficiency and quality of medical care. With the Company's database software, healthcare providers can monitor resource utilization and costs, provider practice patterns, clinical outcomes and medical procedure selection, and use the information collected to increase clinical efficiency. In addition, this data can be used for contracting with third party payors and managed care organizations, establishing quality assurance programs, and complying with the informational demands of regulatory agencies. The national databases afford providers the opportunity to compare their performance against national benchmarks, and to relate their practice patterns and outcomes to national trends. The Company has developed a predictive risk stratification tool for cardiac surgery that enables providers to perform risk-adjusted analyses of clinical outcomes and procedures and is developing risk stratification tools for other procedures. The Company's software, enhanced by the national databases, gives healthcare providers needed tools and knowledge to compete effectively in today's healthcare environment.

SUMMIT'S STRATEGY

  The Company's objective is to be the leading provider of clinical outcomes database software and services to the healthcare market. To achieve this objective, the Company pursues a business strategy that includes the following key elements:

  . Identify New Market Opportunities. The Company intends to offer products and services to additional medical specialties that the Company identifies as having a substantial need for clinical outcomes information. The Company focuses on medical specialties that are characterized by: high volume and high cost procedures; increasing pressures to reduce costs; emerging, alternative or competing medical technologies; or controversy surrounding published outcomes data. The Company also intends to pursue opportunities to provide clinical outcomes software and related consulting services to additional segments of the healthcare market, such as payors, pharmaceutical companies integrated delivery systems and capitated specialty care networks.

  . Expand Within Existing Markets. The Company's strategy is to develop software applications for additional procedures within its existing medical specialty markets. The Company's software products are modular in design, which allows the Company to develop and market additional applications for existing customers. As part of this strategy, the Company has continued adding procedure modules for certain of the Company's medical specialties.

  . Leverage Core Competency through Alliances. The Company seeks to create broad market acceptance of its clinical outcomes database software by establishing strategic alliances with leading healthcare vendors. The Company has established joint marketing relationships with leading vendors in several medical specialties and intends to continue to pursue joint marketing relationships in other medical specialties. In addition, the Company intends to seek alliances with vendors of healthcare information systems for the integration of the Company's clinical outcomes database software into their product offerings. The Company also intends to seek alliances with healthcare information systems companies to develop combined derivative information products and analytical services which leverage the core competencies of complementary systems. The Company believes that these alliances will substantially expand the sales force for the Company's systems and enable it to more effectively pursue new market opportunities.

  . Continue Product Development. The Company intends to continue to invest in its clinical outcomes database software and in the development of new products. In the second half of 1996, the Company expects to install an enhanced version of its Summit Vista software at several charter user sites. The Company also intends to introduce a point-of-care, longitudinal database software product, based on the Keystone technology, during the second half of 1996. Through the Joint Venture, the Company will seek to develop on-line medical information data services, including subscription products derived from the Company's and other national databases. The Company also intends to develop additional risk stratification tools using the national databases, which will allow providers to measure and predict clinical outcomes on a risk-adjusted basis.

  . Expand Services. The Company believes that consulting and other analytical services are a critical factor in its customers realizing the full value of the Company's software. As a consequence, the Company intends to expand the range of consulting and data interpretation services and customer support it provides and has begun to integrate its software and services into combined information service products. In pursuit of this strategy, the Company acquired BSM, a national healthcare consulting firm, which offers analytical services to support the use of the Company's software. The Company is actively pursuing opportunities to provide combined software products and analytical services to national hospital and medical specialty networks.

  . Establish National Databases with Medical Associations. The Company typically seeks to collaborate with leading medical associations in the development of its software and national databases. The Company believes that these affiliations with leading medical associations provide the Company with valuable technical assistance in developing the clinical aspects of its software, as well as enhanced credibility with providers in the relevant markets.

PRODUCTS

  The Company offers clinical outcomes database software for the medical specialties of cardiac and thoracic surgery, cardiology, ophthalmology, urology and orthopedics. The Company believes the most accurate representation of patient outcomes must include measurements of clinical outcomes and costs, as well as measurements of a patient's health status and satisfaction. The Company's database software products include 39 procedure modules in five medical specialty markets. Each procedure module consists of a set of clinical data fields and formats related to a specific medical procedure or disease, which has been designed by the Company and leading physicians in their fields of expertise to capture in-depth clinical data on patients and clinical outcomes. The Company also offers three additional database software modules for selected medical specialties that measure clinical costs, patient health status and satisfaction, and inventory usage, and a decision support software that forecasts the rate of return on investments in employee wellness, occupational health, and pharmacological programs. The procedure and additional database software modules may be bundled within a medical specialty to form an integrated software solution that compiles data on clinical outcomes for several medical procedures, as well as data on clinical costs and patient health status and satisfaction. For example, in cardiology, a heart institute may combine procedure and additional database software modules to capture clinical data on diagnostic tests, such as echocardiography and cardiac catheterization, and therapeutic procedures, such as angioplasty, while also capturing the clinical costs associated with these tests and procedures. The list prices of the Company's modules range from $2,500 to $21,500.

  The following table summarizes the Company's modules by medical specialty.

                                                                                        YEAR OF
 MEDICAL SPECIALTY            AVAILABLE MODULES                                        FIRST SALE
 -----------------            -----------------                                        ----------
 Cardiac and Thoracic Surgery Cardiac surgery--adult acquired disease(1)                  1986
                              Cardiac surgery--congenital(1)
                              Esophageal cancer
                              Lung cancer
                              Lung volume reduction
                              Mediastinal surgery
                              Vascular surgery
                              Summit Everest cost containment
                              Summit Pinnacle health status and patient satisfaction
 Cardiology                   PTCA/Atherectomy/Laser(1)                                   1988
                              Cardiac catheterization(1)
                              Implantable defibrillators and cardioverters(1)
                              Cardiac rehabilitation
                              Congestive heart failure
                              Coronary care unit
                              Echocardiography
                              Electrophysiology
                              Radiofrequency ablation
                              Stress test
                              Nuclear medicine database
                              Myocardial infarction
                              Holter monitor
                              Pacemaker
                              Summit Everest cost containment
                              Summit Pinnacle health status and patient satisfaction
                              Summit Apex inventory control
 Orthopedics                  Hip replacement                                             1993
                              Knee replacement
                              Shoulder
                              Sports medicine
                              Summit Pinnacle health status and patient satisfaction
 Ophthalmology                Cataract(1)                                                 1994
                              Glaucoma
                              Keratorefractive procedures
                              Vision care co-management
                              Summit Pinnacle health status and patient satisfaction
 Urology                      Bladder cancer                                              1995
                              Benign prostatic hyperplasia
                              Impotence
                              Incontinence
                              Infertility
                              Nephrectomy
                              Prostate cancer
                              Stone disease
                              Penile prosthesis
                              Erectile dysfunction
                              Summit Pinnacle health status and patient satisfaction

- --------
(1) Harvested to a national database.

 Procedure Modules

  The Company's procedure modules are designed to capture and organize the clinical data that healthcare providers require to compete effectively in today's healthcare market. The procedure modules include analytical and statistical tools for reviewing the clinical data of providers, enabling them to improve their clinical efficiency and quality of medical care. Using the report generating functions of the procedure modules, providers can communicate their clinical outcomes to managed care organizations and regulatory bodies, including peer review organizations and quality assurance committees. The Company also aggregates the data generated by its customers in national databases for certain medical specialties to provide national benchmarks for comparison with the data generated by individual customers.

  The software features of the procedure modules enable convenient and accurate data collection. Data from a provider's information system or certain diagnostic equipment can be directly accessed by the procedure modules using a system interface, and the module's automatic data entry function enables the provider to enter data efficiently by calling up only the additional screens that require further data entry. In addition, the procedure modules can calculate the entry of certain data fields that can be derived from data already entered in the database. The procedure modules also include automatic validity checks for certain data fields that prompt a review of an entry if it falls outside certain parameters or is inconsistent with another entry. The software's data collection features include an on-screen help system that provides guidance on the use of the software, as well as data entry menus and field definitions that give assistance in making the correct data entries. The edit feature of the procedure modules allows providers to customize their software to add data fields that they consider relevant or that managed care organizations require them to collect. To protect the confidentiality of patient data, the procedure modules contain an extensive security system that, among other features, allows physicians in a group practice or hospital to have access only to the records of each individual physician's patients.

  The procedure modules include analytical and statistical tools that organize the information collected in the provider's database and provide meaningful measurements of the provider's clinical outcomes. The procedure modules afford convenient access to the information in the database, allowing the patient records to be searched by data field, and include functions for generating patient listings, frequency tables, cross tabulations and statistical analyses from the provider's database. For the cardiac surgery procedure module, the Company has generated a statistical tool derived from the national database for cardiac surgery, which allows the healthcare provider to analyze retrospectively or to predict the effect of patient-specific risk factors that influence operative mortality associated with coronary artery bypass procedures. The Company intends to introduce additional risk stratification tools for cardiac surgery during 1996 and to develop additional predictive statistical tools derived from the national databases for other subspecialty markets. The discussion above includes forward-looking statements designed to provide investors with an overview of the Company's strategy regarding procedure modules. There can be no assurance that Summit will be successful in developing these tools or that these products will achieve market acceptance. See "Risk Factors--Uncertainty of Entrance into New Markets and Acceptance of New Products."

  Once the clinical information is collected and analyzed, the report generating and document processing features of the procedure modules enable providers to communicate their clinical outcomes effectively and efficiently. The procedure modules include a graphics package for charting and graphically displaying clinical outcomes using bar charts, pie charts and three-dimensional fill charts. The graphics package also allows providers to record digitized images from diagnostic tests, such as an angioplasty report, in their databases. In addition, the document processing functions can routinize the production of referring physician letters, operative notes and discharge summaries.

  For those procedures indicated in the table above, the Company's customers can receive reports from the national databases prepared by the Company which contain information on trends in procedure utilization and outcomes, including mortality and morbidity, as well as on statistical analyses of the relationship between medical risk factors and outcomes. The information provided by the national databases can be used with the information contained in the provider's database to compare the provider's practice patterns and clinical outcomes to national benchmarks. These comparisons can be used to compete for managed care contracts based on clinical outcomes and to establish clinical guidelines. As risk stratification tools are developed for additional procedures, providers may perform risk-adjusted analyses of clinical outcomes and procedures, based on individual patient risk factors. For example, a physician will be able to enter a patient's medical history and risk factors into the software to calculate a predicted clinical outcome for a specific medical procedure or course of treatment.

 Additional Modules

  Summit Everest Cost Containment Module. The cost containment module is designed to provide cardiac catheterization laboratories and cardiac surgery centers with the ability to analyze costs, reimbursements and margins by patient, physician or diagnostic related group. This module combines both clinical and financial information for comparison of resource utilization trends among patients with similar medical profiles. Providers can analyze practice patterns, including technology, device and drug costs, and labor usage, to improve clinical efficiency. In addition, the hospital, practice or physician can use this module to project cost outcomes by modeling different clinical pathways. This product is currently available for the cardiology and cardiac surgery markets and the Company is evaluating similar programs for other medical specialties.

  Summit Pinnacle Health Status and Patient Satisfaction Module. This module bundles two patient-derived outcomes measurement tools: a quality of life application, incorporating the SF-36 health status survey, and one of three patient satisfaction surveys measuring the patient's subjective satisfaction with the medical care received from the provider. The health status questionnaire is completed by patients both prior to, and at selected intervals following, a course of treatment. The application identifies changes in a patient's general health and functional status due to a particular procedure. The patient satisfaction survey is also administered to patients on a routine basis to identify levels of, and changes in, patient satisfaction. For each of the Summit Pinnacle surveys, the patient completes a survey that is entered into the Summit Pinnacle program for scoring and analysis. This bundled module is available for all of the medical specialties covered by the Company, except for ophthalmology and urology. In these specialties, the health status tool is contained in the applicable procedure module.

  Summit Apex Inventory Control Module. The inventory control module is designed to be used in conjunction with the Company's cardiology modules in hospitals. This module allows tracking of inventory using bar coding technology along with a database which shares information with the Company's Summit Everest and procedure modules. This application allows users to manage inventory levels quickly and efficiently by identifying product usage by procedure, hospital room and physician, as well as by incorporating data on product costs and patient charges. Cardiac catheterization laboratory administrators can use Summit Apex to generate custom reports and graphs to be used in cost containment efforts. Through utilization of the analytical capabilities of the inventory control system, users may reduce inventory levels and identify the need to order additional product. The Company is considering the development of inventory control modules for other medical specialties.

  WELLCAST R.O.I. Decision Support Software. WELLCAST R.O.I. is decision support software provided by the Company's wholly owned subsidiary, MIS. WELLCAST R.O.I. forecasts the rate of return on investments in employee wellness, occupational health and pharmacological programs. The WELLCAST R.O.I. software uses a copyrighted model to evaluate the medical and economic costs of employees' diseases, including productivity losses, employee overhead, and the costs of employee replacement, recruitment and re-training. This software allows healthcare providers to assess the outcomes of intervention programs offered to employees when they are well, and track and report outcomes when employees become ill. Recently, MIS entered into an agreement with Eli Lilly and Company ("Lilly") to develop predictive models for diabetes and depression treatment expenditures using the WELLCAST R.O.I. software. MIS will also assist Lilly's support of managed care organizations and healthcare payors by providing customized analytical services designed to optimize diabetes and depression treatment expenditures.

 Procedure Modules in Development

  During 1996, the Company expects to introduce procedure modules for two additional medical specialties: endoscopy and critical care. In the endoscopy market, the Company plans to introduce procedure modules for colonoscopy, endoscopic retrograde cholangiopancreatography and esophagastric duodenoscopy beginning with the second quarter of 1996. For the critical care market, the Company intends to introduce procedure modules for EMS/trauma care and intensive care units beginning with the fourth quarter of 1996. The above discussion contains forward-looking statements designed to provide investors with an overview of the Company's procedure modules in development. There can be no assurance that Summit will be successful in entering new markets or developing and marketing new products, or that it will not experience significant delays in the introduction of new products. In addition, there can be no assurance that the new products developed by the Company will achieve market acceptance. See "Risk Factors--Uncertainty of Entrance into New Markets and Acceptance of New Products."

TECHNOLOGY AND SOFTWARE DEVELOPMENT

 Current Summit Vista Software

  The Company's current Summit Vista software operates on IBM or IBM-compatible personal computers in DOS or Windows formats. The Company offers all of its current procedure modules in its Summit Vista Windows format and offers or intends to offer additional modules in this format. In addition to the easy-to-use interface with the Windows platform, the Company's Summit Vista Windows product includes an automatic document processor, multi-tasking features, user-defined customization, embedded medical images and a robust security system. The Company is selling the Summit Vista Windows format primarily to new customers. Prior to 1994, all of the Company's modules operated in a DOS environment, and approximately half of the Company's installed base currently consists of DOS modules. The Company is offering software upgrades to its DOS customers to migrate their modules to the Windows versions for a separate fee.

  The Company's current Summit Vista software is capable of operating on a network, thereby allowing concurrent access to a database from several locations. The Company has developed interfaces between its software and the hemodynamic equipment of leading manufacturers and a majority of the information systems of major vendors for healthcare facilities. These interfaces enable the Company's modules to import data directly from a hospital's or practice group's existing information systems.

 Enhanced Vista Software

  The Company is currently developing an enhanced version of its Summit Vista software which the Company expects to install at several charter user sites during the second half of 1996. The enhanced Summit Vista software will include a system integration engine, enhanced data acquisition techniques, electronic file transfer capabilities and new decision support systems. The enhanced Summit Vista software will provide client controlled reporting and query functions using a relational database system. In addition, the enhanced Summit Vista software will incorporate Microsoft Word as the integrated medical document processor for the software.

 Keystone Software

  In December 1995, the Company licensed a clinical information database technology from Duke. This technology licensed from Duke is currently used at five sites, including the Duke University Medical Center. The Company has reengineered and adapted this technology for commercial sales to form the Keystone technology. The Keystone technology is an information system for cardiology procedure laboratories, tracking clinical factors and complications encountered in a patient's diagnosis, treatment and longitudinal care, as well as relevant utilization data on devices, supplies, medications, operating rooms, laboratories and physician/practitioner services. The Keystone technology follows a patient-centered, longitudinal medical record format which differs from the Summit Vista software that is organized by specific medical procedure. Using advanced data collection features, the Keystone technology collects and validates data following accepted medical standards and nomenclature. Providers using the Keystone technology can collect much of the data at the time medical care is provided to a patient and automatically generate clinical reports for the patient's medical record. The software assures data integrity at the server level by using advanced data checks and procedures. The Keystone technology's structure will use algorithms to assess quality of care, determine risk profiles of patient populations, improve practice management, and review practice and referral patterns.

  The Keystone technology consists of a relational database configured for a three-tiered client/server architecture. The Keystone technology works with all hardware platforms supported by the Windows NT. The range of platform choices under the Keystone technology facilitates the integration of Keystone technology into existing healthcare information networks found in a majority of medical centers and physician offices. The technology's report and query tools provide easy report generation capabilities, using state-of-the-art object oriented technology, the Windows graphical user interface and common software packages.

  The Company is currently developing new point-of-care, longitudinal database software, based on the Keystone technology, which is designed to include several enhancements for commercial sale of the software. The Keystone software is designed to offer scalability of both the technology platform and the applications. The Keystone workstation software may be configured to operate over a range of platforms from Windows 95 to Windows NT. Similarly, the Keystone data collection applications may be scaled to provide different levels of clinical detail depending on a user's requirements. The Keystone software will also include advanced decision support systems that may be adapted to fit the needs of various users. The Keystone software will include a third party integration engine to provide rapid and cost effective integration of the software into a user's information system. Access to the World Wide Web will also be an integral feature of the Keystone software.

  The Company expects to install a Keystone software product at several charter user sites during the second half of 1996. The Keystone software will complement the Company's existing products by providing systems for the client/server platforms more commonly used by large medical centers and integrated healthcare networks. The Company intends to continue to offer its enhanced Summit Vista products for customers working on a personal computer or network environment and to develop software packages and services for customers who wish to migrate from the Summit Vista to the Keystone software.

  The discussion above includes forward-looking statements designed to provide investors with an overview of the Company's strategy regarding the development and introduction of the enhanced Summit Vista and Keystone software. The successful development of the enhanced Summit Vista and Keystone software products and the integration of these software products into the Company's product line are subject to risks. These risks include unforeseen technological delays in product development, undetected defects in the software, new competitive developments and other factors beyond the control of the Company which could prevent the Company's expectations from being realized. See "Risk Factors--Uncertainty of Entrance into New Markets and Acceptance of New Products" and "--Management of Growth and Integration of Acquisitions."

SERVICES

  The Company believes that providing its customers with training, support, data management, implementation and other services helps ensure that customers maximize the benefits offered by the Company's software. In addition, the demand by customers for certain support services provides the Company with incremental revenue opportunities. The Company also has begun to offer its customers combined information service products that integrate the use of the Company's software and its related consulting services. The Company's customers have access to the following services and benefits:

  Implementation Services. The Company offers implementation services at the time of a software purchase, for which the Company charges an additional fee. These services include a survey of the customer's existing information systems and an analysis of the hardware, interface, networking, data conversion and personnel needs of the customers. The implementation services also include advanced training for the customer's personnel.

  Customer Training. All customers are encouraged to attend the Summit Training Institute, a four-day interactive workshop, designed for those individuals managing the database, for which the Company charges a fee. Instruction is provided on a continuous schedule at the Company's headquarters. The Company also offers advanced training for existing customers.

  Customer Service and Support. As part of the purchase price of the software, the Company provides basic customer service and support for either six or twelve months after installation of the software and thereafter, the Company charges an annual fee for these customer services and support. Included in the basic services are: access to a toll-free hot line to answer questions ranging from installing the software to creating customized reports; technical assistance on software and hardware topics, networking, format designs and migration of data from the provider's information systems into the Company's database; technical upgrades; and data collection services. Customers participating in the national databases receive regular reports and up to three special analyses per quarter generated by the Company from the national databases.

  Data Management Services. In addition to its standard customer service, the Company provides assistance to users requiring special data management services, including assistance in gathering and analyzing data from their files and the national databases. These additional data analyses and more in-depth analyses are provided on a fee-for-service basis. The Company intends to expand its data analyses services to assist providers in specialized analysis for presentations or negotiations with managed care organizations and other third party payors.

  Consulting Services. The Company offers consulting services primarily through its subsidiary, BSM. BSM is a national healthcare consulting firm providing consulting services to healthcare providers, pharmaceutical and medical device firms. BSM offers a range of advisory services to its clients for effectively competing in managed care environments, including strategic planning, data analysis and presentation, marketing and negotiating skills. BSM also assists healthcare providers in forming integrated provider networks and mergers and acquisitions. The Company has begun to offer combined information service products that integrate the use of its clinical outcomes software and BSM's related consulting services. After Summit software has been installed at a provider site, opportunities exist to consult with a healthcare provider on the uses of the data from the database, the packaging of the data for external reporting, and the management of the data for internal quality assurance. The Company believes that creating this ongoing relationship also enhances the opportunities for the sale of additional and new software modules in a healthcare organization. The above discussion includes forward-looking statements designed to provide investors with an overview of the Company's initial strategy to integrate and leverage BSM's business. There can be no assurance that the Company will be able to integrate successfully BSM's business or to obtain the expected benefits of the acquisition of BSM. See "Risk Factors--Management of Growth and Integration of Acquisitions."

NATIONAL DATABASES

  The Company maintains and manages national databases for three national medical associations, the Society of Thoracic Surgeons, the American College of Cardiology and the American Society of Cataract and Refractive Surgery, for cardiac and thoracic surgery, cardiology, and ophthalmology, respectively. These databases provide valuable benchmarks of national practice patterns and clinical outcomes against which individual healthcare providers can compare their own performance. The affiliations with the Medical Association Partners are also valuable marketing relationships that provide the Company with access to the membership of these associations. The Company pays royalties to each Medical Association Partner, and has the right to use of the name and logo of these associations.

  STS National Database. The procedure modules for cardiac and thoracic surgery have been developed under a contract with the STS. The STS is a leading medical specialty society representing cardiac and thoracic surgeons, with approximately 3,000 members in the United States and Canada, including an estimated 70% of cardiac and thoracic surgeons in the United States. The Company uses the STS's name and logo in promoting the STS-sponsored procedure modules, while the STS promotes the Company's software and national databases in publications of the STS and by other means. The information collected from these programs is included in STS-sponsored national databases, which currently include patient records for approximately 700,000 procedures in cardiac and thoracic surgery. The Company produces and distributes an annual report on the national database, as well as up to three special analyses per quarter for each participant.

  The Company's agreement with the STS was originally executed in April 1990 and is effective through December 31, 1998. The Company is the copyright owner of the software, documentation and other materials created pursuant to the agreement, while the STS is the copyright owner of the remaining data in the associated national database, the information format design used in the software and all reports and information derived by either the Company or the STS from the national database. As a result of the STS's ownership and certain other rights, the Company may not use any data submitted to the national database to develop commercial applications other than for the Company's cardiac and thoracic surgery procedure modules, without the consent, licensing or similar agreement of the STS. The STS database is open to allow participants to enter data in the national database using the software of other vendors provided the data conforms to the standard definitions and format of the national database created by the Company and the STS. In the event the Company's agreement with the STS is terminated by the Company or by the STS due to the Company's material breach of the agreement or inability to fulfill the agreement, the Company must assign its rights in the software, documentation and materials, including source code, that are created pursuant to the agreement, and must deliver copies of this source code, to the STS. Upon termination of the Company's agreement with the STS under any other circumstance or if the STS chooses not to extend the agreement, the Company will retain all ownership rights to the software associated with the STS-sponsored procedure modules, and the STS would be required independently to develop, either directly or through a substitute vendor, the software necessary to continue the national database.

  ACC National Database. The Company has developed four of its cardiology procedure modules, relating to angioplasties, cardiac catheterizations, defibrillators and radiofrequency ablations, under a contract with the ACC. The ACC is a leading medical specialty society representing cardiologists, with approximately 22,000 members worldwide, including an estimated 85% of the cardiologists in the United States. The Company uses the ACC's name and logo in promoting the ACC-sponsored module, while the ACC promotes the software and national databases in publications of the ACC and by other means. The information collected from these modules is included in ACC-sponsored national databases, which currently contain patient records for approximately 255,000 cardiology procedures. The Company produces up to three special analyses per quarter for each participant, but unlike the STS relationship, the Company does not produce any reports on the national database for the ACC, which internally generates reports on the national database for distribution to its membership.

  The Company's agreement with the ACC was originally executed in February 1991 and automatically renews on May 1 of each year in the absence of a written notice of termination. The ACC has notified the Company that it intends to renegotiate its current agreement with the Company which would have terminated on May 1, 1996. During December 1995, the Company and the ACC began preliminary discussions regarding a new agreement. The Company and the ACC have agreed to extend the term of the current agreement until August 1, 1996 to allow for additional time for negotiation. While the negotiations are in progress, the Company and the ACC are continuing to work together with the Company recently completing a harvest of data for the ACC national database, which the ACC will independently analyze. Because the current negotiations are preliminary and any agreement is subject to approval by the ACC and Summit, there can be no assurance that the Company will be able to renegotiate an arrangement with the ACC on favorable terms or that the Company and the ACC will be able to enter into an agreement by August 1, 1996. As of the date of this Prospectus, the Company and the ACC have not agreed to extend the terms of their agreement. The failure to renegotiate the ACC agreement could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company is the copyright owner of the software, documentation and other materials created pursuant to the agreement, while the ACC is the copyright owner of the associated national database, all reports based thereon and the information format design used in the software. The ACC has recently opened its database to allow participants to enter data in the national database using the software of another vendor as long as the data conforms to the standard definitions and format of the national database. As a result of the ACC's ownership and certain other rights, the Company may not use any data submitted to the national database to develop various risk stratification or other commercial applications without the consent, licensing or similar agreement of the ACC. The ACC may terminate its agreement with the Company upon the death, disability or cessation of active involvement of Mr. Sweeney in the Company. In that event or in the event the Company's agreement with the ACC is terminated by the Company or by the ACC due to the Company's material breach of the agreement or inability to fulfill the agreement, the Company must assign its rights in the software, documentation and materials, including source code, that are created pursuant to the agreement, and must deliver copies of this source code to the ACC. Upon termination of the Company's agreement with the ACC under any other circumstance or if the ACC chooses not to extend the agreement, the Company will retain all ownership rights to the software associated with the ACC-sponsored procedure modules, and the ACC would be required independently to develop, either directly or through a substitute vendor, the software necessary to continue the national database.

  ASCRS National Database. The ophthalmology modules have been developed under a contract with the ASCRS. The ASCRS is a subspecialty medical association representing ophthalmologists, with approximately 7,200 members worldwide, including approximately 45% of the ophthalmologists in the United States. The Company uses the ASCRS's name and logo in promoting the ASCRS-sponsored module, while the ASCRS promotes the software and national database in publications of the ASCRS and by other means. The information collected from these modules is included in the ASCRS-sponsored national database, which currently contains patient records for approximately 40,000 ophthalmology procedures.

  The Company's agreement with the ASCRS was originally executed in February 1994 and is effective until February 18, 1999, and will automatically renew for another five year period unless either party provides notice 180 days prior to February 18, 1999. The Company is the copyright owner of the software, documentation and other materials created pursuant to the agreement, and the Company and the ASCRS are the co-owners of the copyright for the data in the associated national database and all reports based thereon. Upon termination of the agreement, the ASCRS has the right to purchase the Company's interest in the ASCRS national database; however, in the event of an offer by the ASCRS, the Company first has a right to purchase the interest of the ASCRS in the national database on the same terms as the ASCRS offer.

  Data Collection and Integrity. Providers must submit complete entries of their patient records to the Company in order to receive reports on the national databases or software upgrades for risk stratification tools based on a national database. Hospitals and physicians typically provide their data to the Company electronically or on disks using the Company's software, although members of the medical associations may submit manual data forms for a fee-per-form. The national databases contain rigorous measures to protect patient and provider confidentiality. No information which could identify the patient, physician or hospital is included in the data submitted to the Company. The Company uses several methods to test the validity of the data included in the national databases. Before a submission of data is entered into a database, the Company samples the file for missing data. The Company also samples the data for clinical consistency and appropriateness to determine whether an entry in one part of the patient record is consistent with entries in other parts of the record. The Company returns data to a provider if it finds an unacceptable level of missing data fields or clinical inconsistencies.

SALES AND MARKETING

  The Company maintains a direct and area management sales force in the United States which currently consists of 14 area managers and two national sales managers who are responsible for coordinating sales activities with the Company's joint marketing partners and pursuing targeted direct sale prospects. The area managers are located in key cities in the United States (Atlanta, Baltimore, Boston, Cincinnati, Chicago, Dallas, Denver, Kansas City, Los Angeles, New Orleans, New York, Philadelphia, San Francisco and Tampa) and are responsible for targeted sales activities within a geographic region. The Company also has a national sales manager who is responsible for pursuing initiatives with specialty physician networks. To serve the European and Middle Eastern markets, the Company has established a subsidiary, Summit Medical Europe, located in France.

  The Company's area managers work closely with the sales representatives of the joint marketing partners to identify potential customers. Once a sales representative of a joint marketing partner has identified an opportunity, the area manager provides the sales representative with appropriate technical information and product specifications. The area managers work with the sales representative of the joint marketing partner to complete the sale to a customer.

  Direct sales leads are generated via focused mailing campaigns, trade show displays, advertising and customer referral recommendations. Mailings are targeted to members of the various medical associations and identify the growing need for the physician to maintain a quality database. Sales representatives are responsible for completing sales to targeted direct sales prospects. Recently, the Company has begun telemarketing of its products and services to existing and prospective customers.

  The Company has established joint marketing arrangements with SciMed, a leading provider of angioplasty catheters and a subsidiary of Boston Scientific, and four divisions of Boston Scientific: Microvasive Urology, Microvasive Endoscopy, Mansfield EP and Meadox Medicals (collectively, the "Boston Scientific Divisions"). Under its joint marketing arrangement with SciMed, SciMed markets adapted versions of the Company's angioplasty, cardiac catheterization laboratory, cost and patient satisfaction modules. Microvasive Urology markets adapted versions of the Company's BPH management and prostate cancer procedure modules, and will market additional urology procedure modules as such modules are developed. Microvasive Endoscopy will market adapted versions of the Company's colonoscopy, endoscopic retrograde cholangiopancreatography ("ERCP") and esophagastric duodenoscopy ("EGD") modules, and will market additional pulmonary and alimentary endoscopy procedure modules as such modules are developed. Mansfield EP will market adapted versions of the Company's electrophysiology studies module, and will market additional electrophysiology modules as such modules are developed. Meadox Medicals will market adapted versions of the Company's current vascular surgery module and will market additional vascular surgery modules as such modules are developed. SciMed and the Boston Scientific Divisions purchase modules from the Company for resale either as an independent product or as part of a package of goods and services that SciMed or the Boston Scientific Divisions provide to the customer. In connection with these joint marketing arrangements, the Company will manage national databases comprised of data to be collected from customers of SciMed or the Boston Scientific Divisions. During the term of these joint marketing agreements, the Company may not provide software for distribution by a competitor of SciMed or the Boston Scientific Divisions, as long as SciMed or the Boston Scientific Divisions meet applicable minimum purchase requirements. SciMed is the owner of the programs developed for SciMed and the database containing information about users of the Company's software purchased through SciMed. The Boston Scientific Divisions are the owners of the programs and additional features developed for the Boston Scientific Divisions and the databases collected on their behalf. At the same time, the Company will own and manage national databases comprised of data (excluding the fields developed for the Boston Scientific Divisions) collected from the Boston Scientific Division's customers and from customers that purchase procedure modules directly from the Company. If the Company terminates any of the agreements or is unable to serve SciMed or the Boston Scientific Divisions or purchasers of Company modules from SciMed and the Boston Scientific Divisions under the terms of the applicable agreement, or if SciMed or the Boston Scientific Divisions terminate an agreement due to a material breach by the Company, the voluntary or involuntary filing for bankruptcy of the Company or the sale of substantially all of the assets or capital stock of the Company, SciMed or the Boston Scientific Divisions will have continued access to and the right to use the source code to the software programs subject to the agreement.

  The Company has also established a joint marketing arrangement with Allergan, a global provider of eye care and other specialty therapeutic products, to market adapted versions of the Company's ophthalmology, cost and patient satisfaction modules. Allergan purchases modules from the Company for resale either as an independent product or as part of a package of goods and services that Allergan provides to ophthalmologists. In connection with this joint marketing arrangement, the Company will manage a national database comprised of data to be collected from Allergan's customers. The Company's agreement with Allergan is effective until August 14, 1997; however, either party may terminate the agreement without cause after giving 60 days prior notice. Allergan has a right of first refusal to obtain co-exclusive rights and licenses to distribute certain software and related materials in every country of the world in the medical disciplines of vision care, ophthalmology, orthopedics, neurology, pediatrics and dermatology. In order to maintain its rights under the agreement, Allergan must meet minimum purchase requirements. Allergan is the owner of the software developed for it and the database containing information about users of the Company's software purchased through Allergan. If Allergan terminates the agreement due to the voluntary or involuntary filing of bankruptcy of the Company, Allergan will have continued access to and right to use the source code to the software programs subject to the agreement. Under its agreement with Allergan, the Company has agreed not to provide, during the term of the agreement and for one year after termination thereof, any software programs for distribution by a competitor of Allergan, and during the term of the agreement, Allergan agrees not to distribute any other national database clinical outcomes software.

  In November 1995, the Company established a joint marketing arrangement in the United States with Smith & Nephew Richards to market adapted versions of the Company's hip replacement, knee replacement and sports medicine knee and shoulder clinical outcomes modules, as well as additional orthopedic procedure modules as such modules are developed. Smith & Nephew Richards will purchase modules from the Company for resale either as an independent product or a part of a package of goods and services that Smith & Nephew Richards provides to hospitals, orthopedic surgeons and other physicians. In connection with this joint marketing arrangement, the Company will on behalf of Smith & Nephew Richards maintain and manage a database comprised of data collected from Smith & Nephew Richards' customers. The Company's agreement with Smith & Nephew Richards is effective until January 31, 2001, and will automatically renew for additional one-year periods unless either party provides 180 days prior notice of termination. The Company and Smith & Nephew Richards each have a right of first refusal to establish a joint marketing arrangement with the other if either the Company or Smith & Nephew Richards intends to market orthopedic procedure modules outside the United States or introduces modules in the fields of orthopedic rehabilitation, wound care and otalaryngology (excluding laryngology). During the term of the Smith & Nephew Richards agreement, the Company may not provide orthopedic software for distribution by a competitor of Smith & Nephew Richards, as long as Smith & Nephew Richards meets minimum purchase requirements. The agreement provides that Smith & Nephew Richards is the owner of the programs and additional features developed for Smith & Nephew Richards under the agreement and the related database collected on its behalf. At the same time, the Company will own and manage a national orthopedic database comprised of data collected from Smith & Nephew Richards' customers and from customers that purchase orthopedic procedure modules directly from the Company. Upon termination of the agreement, the Company must provide Smith & Nephew Richards with full and complete copies of the data from the programs and separate database the Company developed for Smith & Nephew Richards under the agreement and delete all such records from the Company's files.

CUSTOMERS

  The Company's customers include specialty physicians, hospitals and physician networks, managed care organizations and other healthcare payors, and pharmaceutical and medical device firms located throughout the United States and Europe. Currently, the Company has approximately 1,700 customers for its clinical outcomes database software and services. Of these customers, only Boston Scientific accounted for more than 10% of the Company's revenues during 1995, representing approximately 10% of total revenue.

  The Company's cardiology products are primarily designed for and sold to hospitals, with cardiology group practices a secondary market. The Company primarily markets its cardiac and thoracic surgery modules to hospitals and cardiac and thoracic group practices. The primary target market for the Company's ophthalmologic products are physician group practices. The Company's urology products will be sold to office-based practices and to hospital urological units. The primary market for the Company's orthopedic products is single and multi-specialty practice groups.

  The WELLCAST R.O.I. software of MIS is primarily sold to healthcare providers, managed care organizations, corporate employers, and pharmaceutical and device firms. The client base for the consulting services of BSM includes physicians and physician groups, provider networks, hospitals, ambulatory surgery centers, academic-based practices, and pharmaceutical and medical device manufacturers, with the majority of services provided to physician groups and corporate medical firms.

  The Company is the sole vendor of cardiac surgery and cardiology outcomes database software to Columbia/HCA's network. In addition, the Company has recently begun to develop a cardiology database for certain hospitals within the Columbia/HCA network of more than 300 hospitals.

THE JOINT VENTURE

  On December 29, 1995, the Company entered into a Software License Agreement with Duke and formed the Joint Venture with Duke and the Individual Founders pursuant to a limited liability company agreement (the "LLC Agreement"), which created Cordillera L.L.C., a Delaware limited liability company. Under the Software License Agreement, Duke granted the Company an exclusive license to the Keystone software. At the same time, Duke granted the Company non-exclusive access to the Duke Databank for Cardiovascular Disease, which includes 95,000 patient records and data on over 500,000 procedures. Based in Durham, North Carolina, the Joint Venture will focus on on-line medical information data services in cardiology and other medical specialties, including subscription products derived from the Company's and other national databases.

  In connection with the Software License Agreement, the Company issued to Duke 200,000 shares of Common Stock and the seven-year Duke Warrant to purchase an additional 200,000 shares of Common Stock at $21.00 per share, the last reported sale price of the Company's Common Stock on December 28, 1995, the day prior to the issuance of the Duke Warrant. In addition, the Company granted to Kevin Green, prior to his employment as the Company's President and Chief Executive Officer, an option to purchase 40,000 shares of Common Stock at a purchase price of $15.50 in consideration for his consulting services related to the Joint Venture. The Software License Agreement also provides for the Company to pay to Duke and the Joint Venture royalties based on sales of products derived from the Keystone technology. These royalty payments will be reduced by an amount equal to 50% of the Company's additional capital contributions to the Joint Venture as provided in the LLC Agreement.

  Under the LLC Agreement, the Company will initially own approximately 99% of the membership interests in the Joint Venture. Duke and the Individual Founders may exercise an option (the "Option") to acquire membership interests in the Joint Venture which equal the Company's equity interest in the Joint Venture. If the Option is exercised for any number of member units, the Duke Warrant will terminate as to an equal number of shares of Common Stock. The Joint Venture will be managed by a committee of five managers, comprised of two managers appointed by the Company, one manager appointed by Duke, one manager appointed by the Individual Founders and the chief executive officer of the Joint Venture, who has not yet been appointed and must be unanimously appointed by the other four managers. The Company has also agreed to provide up to an additional $3 million of additional capital for the Joint Venture, payable monthly in accordance with the Joint Venture's annual operating budget, to fund start up and development costs. Upon any distribution from the Joint Venture, out of cash flow or in the event of liquidation, the Company will receive a priority distribution of this additional capital and a priority return on this additional capital equal to 10% per annum of the average daily balance of the Company's additional capital contribution.

  Under the LLC Agreement, the Company has the exclusive right to sell traditional healthcare information software products that do not require a connection to an on-line service for their use. The Joint Venture has the exclusive right to develop on-line healthcare information services, unless the committee of the managers of the Joint Venture declines to pursue an on-line opportunity. The Company has a right of first negotiation to commercialize any on-line healthcare information software products and services, subscription services and consulting services developed by the Joint Venture. In addition, the Company has an option to purchase the outstanding equity interests of Duke and the Individual Founders in the Joint Venture at the fair market value of those equity interests at any time after the fifth anniversary of the LLC Agreement or earlier under certain circumstances. In order to exercise this option, the Company must offer the Individual Founders the opportunity to continue to hold their same positions and authorities in the Joint Venture and continue to receive the same salary and benefits for a period of three years following the exercise of the option. The Company must also appoint Dr. Donald Fortin, one of the Individual Founders, as an officer of the Company for a period of three years.

COMPETITION

  The market for healthcare information systems and services is highly competitive. The Company believes that the principal competitive factors for outcomes software are the quality and depth of the underlying clinical outcomes database, the usefulness of the data and reports generated by the software, customer service and support, ease-of-use, compatibility of the system, potential for product enhancements, and vendor reputation. The Company believes its principal competitive advantages are the clinical focus of its databases, the depth of patient records in its databases, its installed base of programs, its customer service and its affiliation with the Medical Association Partners.

  The Company's competitors include both other providers of clinical outcomes software, healthcare consulting firms and providers of medical information derived from databases based on claims data. As the market for outcomes software develops, additional competitors may enter the market and competition may intensify. Many of the Company's competitors and potential competitors have greater financial, development, technical, marketing and selling resources than the Company, and have substantial installed customer bases in the healthcare industry. The Company also faces significant competition from internal information services at hospitals, many of which have developed their own outcomes databases.

PROPRIETARY RIGHTS AND LICENSES

  The Company depends upon a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions, and technical measures to protect its proprietary rights in its products. The Company distributes its products under software license agreements which grant customers a nonexclusive, nontransferable license to the Company's products and contain terms and conditions prohibiting the unauthorized reproduction or transfer of the Company's products. The Company attempts to protect its trade secrets and other proprietary information through agreements with employees and consultants. The Company also seeks to protect the source code of its products as a trade secret and as an unpublished copyright work. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company believes that, due to the rapid pace of innovation within the software industry, factors such as the technological and creative skills of its personnel, and ongoing reliable product maintenance and support, are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of its technology. Although the Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future. See "Risk Factors-- Dependence on Proprietary Technology."

GOVERNMENT REGULATION

  The confidentiality of patient records and the circumstances under which such records may be released to the national databases is subject to substantial regulation by state governments. These state laws and regulations govern both the disclosure and use of confidential patient medical record information. Although compliance with these laws and regulations is principally the responsibility of the hospital, physician or other healthcare provider supplying the data to the Company, the national databases have been designed to enable healthcare providers to comply with the confidentiality requirements of state law. To protect patient confidentiality, data entries to the national databases delete any patient identifiers, including name, address, hospital and physician. The Company believes that its procedures comply with the laws and regulations regarding the collection of patient data in substantially all jurisdictions, but regulations governing patient confidentiality rights are evolving rapidly.

  Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. In general, this legislation may require holders of such information to implement security measures that may be of substantial cost to the Company. Currently pending in Congress is the Medical Records Confidentiality Act of 1995 (the "1995 Act"), which would protect and regulate the confidentiality of medical record information. The 1995 Act would prohibit the disclosure of individually identifiable health information, except with the patient's consent. Without the patient's consent, medical information may be disclosed only for other limited purposes, including disclosures to permit the creation of nonidentifiable health information and to facilitate medical research. The 1995 Act preempts most state laws regarding access to, and the use and disclosure of, medical record information. The Company collects, compiles and discloses health care information which it believes is not individually identifiable and therefore would not be protected health information under the 1995 Act. If the 1995 Act is enacted, it may simplify the Company's regulatory compliance efforts by superseding the various, and sometimes inconsistent, state laws governing the collection, use and disclosure of health care information. The Company cannot accurately assess the likelihood that the 1995 Act will become law, or the final scope of any law.

  The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare facilities. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates and certain capital expenditures. Many lawmakers have announced that they intend to propose programs to reform the United States healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for the Company's customers. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investment, including those for the Company's products and related services. Cost containment measures instituted by healthcare providers as a result of regulatory reform or otherwise could result in greater selectivity in the allocation of capital funds. Such selectivity could have an adverse effect on the Company's ability to sell its products and related services. The Company cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on its business, financial condition and results of operations.

EMPLOYEES

  As of March 31, 1996, the Company employed a total of 150 full-time employees. None of the Company's employees is represented by a labor union. The Company has experienced no work stoppages and believes that its employee relations are excellent.

BACKLOG

  The Company generally ships its products within a few days after acceptance of a customer's purchase order and execution of a software license agreement. Accordingly, the Company does not believe that its backlog at any particular time is indicative of future sales levels.

FACILITIES

  The Company occupies approximately 22,000 square feet of space at its headquarters near Minneapolis, Minnesota, under a lease expiring in April 1997. In June 1995, the Company committed to an additional 8,800 square feet of space near its current headquarters under a lease expiring in November 1996. The Company leases space in Nice, France for its European subsidiary. The Company also leases space in Nevada for its BSM subsidiary, and space in Massachusetts for its MIS subsidiary. The Company anticipates that it will require additional space prior to and following expiration of its current leases, and believes that such space will be available.

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

NAME                     AGE POSITION
- ----                     --- --------
Edward F. Sweeney.......  56 Chairman of the Board of Directors
Kevin R. Green..........  41 President, Chief Executive Officer and Director
Dennis H. Powers........  60 Vice President, Business Development, Secretary and Director
George J. Marshalek,
 Jr.....................  41 Vice President, Product Marketing and Development
William J. Cavanagh.....  58 Vice President, Sales
Anthony W. Rees.........  49 Vice President, Finance and Chief Financial Officer
Lisa K. Olson, Ph.D.....  38 Vice President, Corporate Marketing and Planning
Bruce S. Maller.........  42 Vice President of Summit and President and Chief Executive Officer of BSM
John M. Nehra...........  48 Director(1)(2)
Kent J. Thiry...........  40 Director(1)(2)

- --------
(1) Member of the Compensation Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.

  Mr. Sweeney has served as the Chairman of the Board of Directors since 1993. From the formation of the Company in January 1986 to January 1996, Mr. Sweeney served as President and Chief Executive Officer of the Company. From 1982 to 1985, Mr. Sweeney was the President of Medical Information Systems, Inc., a clinical database company. From 1977 to 1982, Mr. Sweeney was the President of SciMed Life Systems, Inc., a manufacturer of cardiology products.

  Mr. Green has served as the President and Chief Executive Officer since joining the Company in January 1996. Mr. Green has served as a Director since February 1996. From September 1991 to December 1995, Mr. Green was employed by Integrated Medical Systems, Inc. a provider of physician-focused electronic communication networks and services, most recently as President and Chief Executive Officer. From 1983 to 1991, Mr. Green was employed at CyCare Systems, Inc., a provider of financial and administrative systems to the healthcare industry, most recently as Senior Vice President in charge of an operating unit.

  Mr. Powers has served as a Vice President since joining the Company in September 1990, most recently as Vice President, Business Development. Mr. Powers has served as a Director since April 1992. From 1989 to August 1990, Mr. Powers was a consultant to the Company. From 1985 to 1989, Mr. Powers was employed by Medtronic, Inc. ("Medtronic"), a medical device manufacturer, most recently as the General Manager of Medtronic Ventures, a business development division.

  Mr. Marshalek has served as the Vice President, Product Marketing and Development since joining the Company in February 1996. From December 1993 to December 1995, Mr. Marshalek was employed by Healthcare Data Interchange Corporation, a wholly owned subsidiary of U.S. Healthcare, most recently as President. From 1989 to December 1993, Mr. Marshalek was employed by GMIS, Inc., a national health care information systems company, most recently as Vice President of Product Marketing.

  Mr. Cavanagh has served as the Vice President, Sales since joining the Company in August 1993. From 1969 to July 1993, Mr. Cavanagh was employed by Medtronic. Mr. Cavanagh served as the Western Regional Director of the neurological division of Medtronic from May 1990 to May 1991 and as the Midwest Regional Director of that division from May 1991 to July 1993.

  Mr. Rees has served as the Vice President, Finance and Chief Financial Officer since joining the Company in February 1995. From 1984 to January 1995, Mr. Rees was the Vice President, Finance and Administration of Schneider (USA) Inc. (formerly Angiomedics Inc.), a subsidiary of Pfizer, Inc., and a manufacturer of cardiology and peripheral products. From 1977 to 1984, Mr. Rees was employed by Medtronic, most recently as Director of International Planning and Control.

  Dr. Olson has served as a Vice President since joining the Company in April 1995, most recently as Vice President, Corporate Marketing and Planning. From November 1994 to April 1995, Dr. Olson was an independent consultant providing marketing and management advice to healthcare organizations. From 1987 to August 1994, Dr. Olson was an Associate Executive Vice President for the American College of Cardiology, a 22,000 member nonprofit professional society. Since December 1993, Dr. Olson has also been an Adjunct Professor at Georgetown University in its healthcare business certificate program. From September 1990 to August 1991, Dr. Olson was an Adjunct Professor at George Washington University in its health services administration program.

  Mr. Maller has served as a Vice President of the Company and the President and Chief Executive Officer of BSM since the merger of a wholly owned subsidiary of the Company and BSM in October 1995. From 1979 until September 1995, Mr. Maller served in the same capacity with BSM.

  Mr. Nehra has served as a Director of the Company since November 1992. Since 1989, Mr. Nehra has been the managing general partner of Catalyst Ventures, Limited Partnership ("Catalyst"), a venture capital firm. Since December 1993, Mr. Nehra has also been a general partner of the general partner of New Enterprise Associates VI, Limited Partnership ("NEA VI"), a venture capital company. From 1983 to 1989, Mr. Nehra was a managing director of Alex. Brown & Sons Incorporated, an investment banking firm, and was responsible for its Capital Markets Group, including healthcare corporate finance. Mr. Nehra is also a director of VIVRA Incorporated ("Vivra"), a specialty healthcare company.

  Mr. Thiry has served as a Director of the Company since May 1994. Since September 1992, Mr. Thiry has been the President, Chief Executive Officer and a director of Vivra. From April to August 1992, Mr. Thiry was the President and Co-Chief Executive Officer of Vivra, and from September 1991 to March 1992, Mr. Thiry was the President and Chief Operating Officer of Vivra. From 1983 to August 1991, Mr. Thiry was employed by Bain & Company, Inc., a management consulting firm, most recently as a Vice President.

  All directors hold office until the next annual meeting of shareholders of the Company and until their successors have been elected and qualified. The Company's Articles of Incorporation provide that the Board of Directors shall consist of no fewer than four directors; there are currently five members on the Company's Board of Directors. The Company's executive officers are appointed by the Board of Directors and serve until their successors are elected or appointed.

COMMITTEES

  In March 1995, the Board of Directors established a Compensation Committee and an Audit Committee. The Compensation Committee of the Board of Directors consists of Messrs. Nehra and Thiry. The Compensation Committee determines the compensation for the President and the Chairman of the Board of Directors and reviews recommendations of the President and the Chairman of the Board of Directors concerning compensation for the other executive officers and incentive compensation for employees of the Company, subject to ratification by the full Board of Directors. The Compensation Committee also administers the Company's Stock Option Plan of 1993 (the "1993 Stock Option Plan"), the 1995 Employee Stock Purchase Plan (the "1995 Stock Purchase Plan"), the 1995 Non-Employee Director Stock Option Plan (the "1995 Director Plan") and the other outstanding stock options.

  The Audit Committee of the Board of Directors consists of Messrs. Nehra and Thiry. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its system of internal controls, and reports the results of these reviews to management and to the full Board of Directors.

DIRECTORS' COMPENSATION

  Prior to the Company's initial public offering in August 1995, directors did not receive any compensation from the Company for serving on the Board of Directors. All directors are reimbursed for expenses incurred in connection with attending board and committee meetings. Pursuant to the 1995 Director Plan, all new directors who are not full-time employees will automatically receive a stock option for 6,666 shares of Common Stock which as of June 6, 1996 had an aggregate market value of approximately $164,983, upon first being elected to the Board of Directors, and all then-current non-employee directors will automatically receive a stock option for an additional 2,000 shares of Common Stock which as of June 6, 1996 had an aggregate market value of approximately $49,500, the day after each annual meeting of the Company's shareholders. The option exercise price per share for each option is equal to the fair market value of the Common Stock on the date of grant. Pursuant to the 1995 Director Plan, on April 26, 1996, Mr. Nehra and Mr. Thiry each were granted options to purchase 2,000 shares of Common Stock at an exercise price of $22.50 per share. See "Stock Option Plans--1995 Non-Employee Director Stock Option Plan."

EXECUTIVE COMPENSATION

  The following table sets forth all compensation for the last two fiscal years awarded to or earned by (i) the individual who served as the Company's Chief Executive Officer ("CEO") during those years and (ii) the Company's executive officers other than the CEO whose salary and bonus exceeded $100,000 ((i) and (ii), collectively, the "Named Executive Officers"):

                          Summary Compensation Table

                                                                            LONG-TERM
                                          ANNUAL COMPENSATION              COMPENSATION
                              -------------------------------------------- ------------
                                         COMMISSIONS                                     ALL OTHER
NAME AND PRINCIPAL                           AND         OTHER ANNUAL                   COMPENSATION
POSITION                 YEAR SALARY ($) BONUSES($)  COMPENSATION($)(1)(2) OPTIONS (#)     ($)(3)
- ------------------       ---- ---------- ----------- --------------------- ------------ ------------
Edward F. Sweeney....... 1995  $152,000    $   --           $40,000           25,000(4)     $180
 President, Chief        1994   132,000     30,000              --            66,666         180
  Executive Officer and
  Chairman of the Board
  of Directors(5)
Dennis H. Powers........ 1995   110,000        --            30,000           25,000(4)      180
 Vice President,
  Business Development   1994   103,000     20,000              --            50,000         180
William J. Cavanagh..... 1995   100,000     74,000           40,000           10,000(4)      180
 Vice President, Sales   1994    85,000     73,288              --            13,333         180
Anthony W. Rees......... 1995    81,000        --            25,000           53,333(6)      180
 Vice President, Finance
  and Chief Financial
  Officer

- --------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer for such year.
(2) Represents payments made December 31, 1995 which the Company has classified as an advance against 1996 compensation for the Named Executive Officer. See Note 6 of Notes to Consolidated Financial Statements. The Company may deduct the advance from compensation payable to the Named Executive Officer during 1996, unless the Named Executive Officer earlier repays such advance. The Named Executive Officer is obligated to repay any balance of the advance that remains outstanding at December 31, 1996, or earlier upon termination of employment.
(3) Represents premiums paid by the Company on life insurance policies for the benefit of the Named Executive Officer.
(4) Granted January 26, 1996 for services rendered during 1995.
(5) Effective January 15, 1996, Mr. Sweeney resigned as President and Chief Executive Officer, while remaining Chairman of the Board of Directors and Kevin R. Green became President and Chief Executive Officer.
(6) Options for 33,333 shares were granted on February 8, 1995 upon Mr. Rees's hiring and 20,000 shares were granted January 26, 1996 for services rendered during 1995.

  The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during the fiscal year ended December 31, 1995.

 Options Granted During Fiscal Year

  The following table sets forth certain information in connection with stock option grants during the year ended December 31, 1995 to each of the Named Executive Officers.

               Option Grants in the Year Ended December 31, 1995
                                                                               POTENTIAL
                                                                           REALIZED VALUE AT
                                                                            ASSUMED ANNUAL
                                                                            RATES OF STOCK
                                                                                 PRICE
                                                                           APPRECIATION FOR
                                        INDIVIDUAL GRANTS                   OPTION TERM(2)
                         ------------------------------------------------- -----------------
                         NUMBER OF   PERCENTAGE OF
                         SECURITIES  TOTAL OPTIONS  EXERCISE OR
                         UNDERLYING    GRANTED TO   BASE PRICE
                          OPTIONS      EMPLOYEES     PER SHARE  EXPIRATION
NAME                      GRANTED    IN FISCAL YEAR   ($)(1)       DATE     5% ($)  10% ($)
- ----                     ----------  -------------- ----------- ---------- -------- --------
Edward F. Sweeney.......   25,000(3)      5.1%         17.00     1/26/01    117,420  259,467
Dennis H. Powers........   25,000(3)      5.1          17.00     4/26/01    124,107  257,905
William J. Cavanagh.....   10,000(3)      2.0          17.00     4/26/01     49,643  107,162
Anthony W. Rees.........   33,333(4)      6.8           3.75      5/8/00     36,502   78,795
                           20,000(4)      4.1          17.00     4/26/01     99,286  214,324


- --------
(1) All options were granted at an exercise price equal to market value on the date of grant. For options granted to Mr. Rees prior to the Company's initial public offering, the Board of Directors determined the market value of the Common Stock based on various factors, including the illiquid nature of an investment in the Company's Common Stock, the Company's historical financial performance, the preferences (including liquidation) of the Company's outstanding Series A Preferred Stock, the Company's future prospects and the price paid for securities of the Company in arms-length transactions between third parties.
(2) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.
(3) Granted January 26, 1996 for services rendered during 1995.
(4) Options for 33,333 shares were granted on February 8, 1995, upon hiring, and options for 20,000 shares were granted January 26, 1996 for services rendered during 1995.

 Fiscal Year-End Option Values

  The following table sets forth information concerning the number and value of options held at December 31, 1995 by each of the Named Executive Officers. No options held by such executive officers were exercised during 1995.

                      Option Values at December 31, 1995

                               NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                                    OPTIONS AT           THE-MONEY OPTIONS AT
                               DECEMBER 31, 1995 (#)   DECEMBER 31, 1995 ($)(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                         ----------- ------------- ----------- -------------
Edward F. Sweeney...........   13,333        78,333     $236,661    $1,059,161
Dennis H. Powers............   33,998       101,000      657,460     1,542,500
William J. Cavanagh.........   15,998        40,667      313,962       634,339
Anthony W. Rees.............      --         53,333          --        681,661

- --------
(1) These values have been calculated on the basis of the last reported sale price of the Common Stock the Nasdaq National Market on December 29, 1995, $21.50 per share, less the applicable option exercise price.

STOCK OPTION PLANS

 1993 Stock Option Plan

  Under the 1993 Stock Option Plan, employees, including executive officers, and any other persons providing services to the Company, are eligible to receive awards. The 1993 Stock Option Plan provides for the grant of incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for nonqualified stock options that do not qualify for such treatment. The exercise price of incentive stock options (which only employees are eligible to receive) must equal or exceed the fair market value of the Common Stock on the date of grant; the exercise price of nonqualified stock options may be less than the fair market value of the Common Stock on the date of grant. The 1993 Stock Option Plan is administered by the Board of Directors, which has delegated all authority under the 1993 Stock Option Plan to the Compensation Committee, which is comprised of non-employee directors selected by the Board of Directors. The Board of Directors may, subject to certain restrictions, amend, modify or discontinue the 1993 Stock Option Plan before it terminates on May 3, 2003.

  A total of 2,126,666 shares of Common Stock are authorized for issuance under the 1993 Stock Option Plan. As of March 31, 1996, the Company had outstanding options to purchase an aggregate of 1,477,089 shares of Common Stock at a weighted average exercise price of $12.01 per share, options for 30,979 shares of Common Stock had been exercised and options for 618,598 shares remained available for issuance under the 1993 Stock Option Plan. The Company has typically granted options with five year terms, which vest annually as to 20% of the aggregate number of shares covered by the option.

 1995 Employee Stock Purchase Plan

  On May 30, 1995, the Company adopted the 1995 Stock Purchase Plan. The 1995 Stock Purchase Plan will terminate on such date as the Board of Directors may determine, or automatically as of the date on which all of the shares the Company has reserved for purchase under the 1995 Stock Purchase Plan have been sold. The Company has reserved 133,333 shares of Common Stock for issuance under the 1995 Stock Purchase Plan. All employees that have met the service eligibility requirements are eligible to participate in the 1995 Stock Purchase Plan. Participating employees may direct the Company to make payroll deductions of two to fifteen percent of their compensation during a purchase period for the purchase of shares under the 1995 Stock Purchase Plan. The 1995 Stock Purchase Plan provides participating employees the right, subject to certain limitations, to purchase the Company's Common Stock at a price equal to the lower of 85% of the fair market value of the Company's Common Stock on the first day, or the last day, of the applicable purchase period. The first purchase period commenced on August 3, 1995, and ended on December 29, 1995. Subsequent purchase periods will run for six months, subject to acceleration in the case of a merger or consolidation in which the Company is not the surviving corporation, or the liquidation, dissolution, or sale of substantially all of the assets of the Company.

 1995 Non-Employee Director Stock Option Plan

  On May 30, 1995, the Company adopted the 1995 Director Plan. The 1995 Director Plan provides for an automatic grant of nonqualified stock options to purchase 6,666 shares of Common Stock to non-employee directors on the date such individuals are first appointed directors of the Company, and an automatic grant to all non-employee directors of an option to purchase 2,000 shares of Common Stock on the day after each annual meeting of the Company's shareholders. The option exercise price per share for each option is equal to the fair market value of the Common Stock on the date of grant. Options vest and become exercisable as to 100% of such shares on the first annual anniversary of the date of such grant if the holder remains a director on such date. The Company has reserved 66,666 shares of Common Stock for issuance under the 1995 Director Plan.

EMPLOYMENT CONTRACTS

  In October 1992, the Company entered into an employment agreement with Mr. Sweeney. Mr. Sweeney agreed to provide services to the Company for an annual salary of $120,000; the contract is terminable by the

Company or the employee upon thirty days written notice. The Board of Directors approved an increase in Mr. Sweeney's salary for 1994 to $132,000 and $152,000 in 1995. Under the agreement, Mr. Sweeney has agreed that the Company has rights to all inventions conceived or produced by Mr. Sweeney during the period of his employment. Mr. Sweeney also is subject to a confidentiality provision and a two-year noncompetition provision as part of the contract. The Company entered into a similar agreement with Mr. Powers, also in October 1992. Under this agreement, Mr. Powers' annual salary is $90,000, and the Board of Directors approved an increase in Mr. Powers' salary for 1994 to $110,000.

  In August 1993, the Company entered into an employment agreement with Mr. Cavanagh. Mr. Cavanagh agreed to provide services to the Company for an annual salary of $85,000; the contract is terminable by the Company or Mr. Cavanagh upon ten working days written notice. In 1995, the Board of Directors approved an increase in Mr. Cavanagh's salary to $100,000. Otherwise, the agreement is identical to those entered into with Messrs. Sweeney and Powers.

  In October 1995, the Company entered into an employment agreement with Mr. Maller, Vice President of the Company and President of BSM Financial, Inc., a wholly-owned subsidiary of the Company. Mr. Maller agreed to provide services to the Company for an annual salary of $150,000, and the contract has a four-year term. Under the agreement, Mr. Maller has agreed that the Company has rights to all inventions, including intellectual property, conceived or produced by Mr. Maller during the period of his employment. Mr. Maller is also subject to a confidentiality provision and a one-year noncompetition provision as part of the contract.

  The Company has entered into an employment letter with Mr. Green, the Company's President and Chief Executive Officer, pursuant to which he agrees to provide services to the Company for an annual salary of $175,000, and a bonus the Compensation Committee will determine. The Company also granted Mr. Green an option to purchase 410,000 shares of Common Stock at an exercise price of $17.00. The Company previously granted Mr. Green an option to purchase 40,000 shares of Common Stock at an exercise price of $15.50 per share for consulting services in connection with the formation of the Joint Venture. The employment letter also provided for a grant of an option on an additional 75,000 shares of Common Stock in each of 1996, 1997 and 1998 if the Company achieves its earnings per share goals for those years. In the event of a change of control of the Company, the employment letter guarantees Mr. Green's compensation for two years and provides for the immediate vesting of all options held by Mr. Green.

  The Company has also entered into an employment letter with Mr. Marshalek, the Company's Vice President Marketing and Development, pursuant to which he agreed to provide services to the Company for an annual salary of $140,000, and a bonus to be determined, of which $10,000 is guaranteed. The Company also granted Mr. Marshalek an option to purchase 130,000 shares of Common Stock at an exercise price of $17.25. In the event of a change of control of the Company, the employment letter guarantees Mr. Marshalek's compensation for twelve months and provides for the immediate vesting of all options held by Mr. Marshalek.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In March 1995, the Company established a Compensation Committee of the Board of Directors consisting of Messrs. Nehra and Thiry, the Company's independent outside directors. See "--Committees."

  In May 1994, Catalyst purchased 170,000 shares of Series A Preferred Stock, which has since been converted into 113,333 shares of Common Stock, for $425,000. In the same private placement, NEA VI purchased 465,000 shares of Series A Preferred Stock, which has since been converted into 310,000 shares of Common Stock, for $1,162,000. Mr. Nehra is a managing general partner of Catalyst and a general partner of the general partner of NEA VI. In the same private placement, Vivra purchased 565,000 shares of Series A Preferred Stock, which has since been converted into 376,666 shares of Common Stock, for $1,412,500. Mr. Nehra is a director of Vivra, and Mr. Thiry is President, Chief Executive Officer and a director of Vivra. The holders of Common Stock into which Series A Preferred Stock was converted are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights."

  In August 1995, as part of the Company's initial public offering of Common Stock, NEA VI purchased 110,000 shares of Common Stock for $990,000. In the same public offering, Vivra also purchased 110,000 shares of Common Stock for $990,000.

NONQUALIFIED STOCK OPTIONS

  As of March 31, 1996, the Company had outstanding nonqualified stock options to purchase an aggregate of 93,790 shares of Common Stock, which were not granted under the 1993 Stock Option Plan.

  On May 4, 1993, the Company granted Mr. Nehra an option to acquire 33,332 shares of Common Stock at a price of $1.50 per share. The option has a term of five years and 90 days and vests annually as to 20% of the aggregate number of shares covered by the option, so long as Mr. Nehra remains a director of the Company. On November 18, 1993, the Company granted Mr. Nehra an option to acquire an additional 13,332 shares of Common Stock at a price of $1.50 per share, subject to the same terms. On December 12, 1994, the Company granted Mr. Nehra an option to acquire 16,666 shares of Common Stock at a price of $3.75 per share, again on the same terms.

  On December 12, 1994, the Company granted Mr. Thiry an option to acquire 16,666 shares of Common Stock at a price of $3.75 per share. The terms are the same as for the options held by Mr. Nehra.

  In connection with its acquisition of MIS, the Company assumed outstanding options under MIS's stock option plan to purchase 13,794 shares of Common Stock (as converted based on the exchange ratio in the merger). The Company also assumed an outstanding MIS warrant to purchase 4,460 shares of Common Stock (on an as converted basis).

                             CERTAIN TRANSACTIONS

  Brian Sweeney, the son of Edward F. Sweeney, the Company's Chairman and President, is employed by the Company as a Field Sales Manager. Brian Sweeney's compensation from salary and commissions was $135,000 in 1994 and $116,000 in 1995.

  For a discussion of certain Company transactions in which Mr. Nehra and Mr. Thiry had material interests, see "Management--Compensation Committee Interlocks and Insider Participation." For a discussion of certain options granted Mr. Green prior to his employment with the Company, see "Management-- Employment Contracts."

  A majority of the disinterested members of the Board of Directors approved the May 1994, August 1995 and October 1995 sales or exchanges of stock, and the Company believes Brian Sweeney's compensation arrangement was on terms no less favorable than could have been obtained from a party unaffiliated with the Company agreeing to undertake the same responsibilities. All future transactions between the Company and its officers, directors or affiliates will be on terms at least as favorable to the Company as could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth as of June 6, 1996 (unless otherwise indicated), and as adjusted to reflect the sale of the shares offered by this Prospectus, information regarding the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Company's Named Executive Officers, (iv) all directors and executive officers as a group and (v) the Selling Shareholders. Except as otherwise indicated, all persons listed below have sole voting and investment powers with respect to the shares indicated:

                                 SHARES                             SHARES
                              BENEFICIALLY                       BENEFICIALLY
                                  OWNED                         OWNED AFTER THE
                            PRIOR TO OFFERING    NUMBER OF         OFFERING
NAME AND ADDRESS OF         -----------------   SHARES TO BE   -----------------
BENEFICIAL OWNER            NUMBER(1) PERCENT SOLD IN OFFERING NUMBER(1) PERCENT
- -------------------         --------- ------- ---------------- --------- -------
Edward F. Sweeney(2)......    914,132  12.1%      100,000        814,132   9.0%
 Summit Medical Systems,
  Inc.
 One Carlson Parkway
 Minneapolis, MN 55447
Kevin R. Green(3).........    163,000   2.1           --         163,000   1.8
Dennis H. Powers(4).......    103,982   1.4           --         103,982   1.1
William J. Cavanagh(5)....     57,060    *            --          57,060    *
Anthony W. Rees(6)........     15,550    *            --          15,550    *
Bruce S. Maller(7)........    122,524   1.6           --         122,524   1.4
John M. Nehra(8)(9).......  1,195,755  15.8           --       1,195,755  13.2
 1119 St. Paul Street
 Baltimore, MD 21202
Kent J. Thiry(10)(11).....    403,332   5.3           --         403,332   4.5
 400 Primrose #200
 Burlingame, CA 94010
Catalyst Ventures, Limited
 Partnership and New
 Enterprise Associates VI,
 Limited Partnership(12)..    765,414  10.2           --         765,414   8.5
 1119 St. Paul Street
 Baltimore, MD 21202
VIVRA Incorporated........    399,999   5.3       180,000        219,999   2.4
 400 Primrose #200
 Burlingame, CA 94010
Waddell & Reed, Inc.(13)..    720,000   9.5           --         720,000   8.0
 P.O. Box 29217
 6300 Lamar Avenue
 Overland, KS 66202-4200
All executive officers and
 directors as a group
 (10 persons)(14).........  2,611,005  33.4       280,000      2,331,005  25.0

- --------
*Represents beneficial ownership of less than 1%.
(1) Shares of Common Stock subject to options currently exercisable or exercisable on or before August 5, 1996 ("Currently Exercisable Options") are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The Selling Shareholders may offer and sell the Shares offered hereby from time to time or not at all. The Company is therefore unable to predict how many shares of Common Stock will be owned by any Shareholder at the conclusion of this offering.
(2) Includes 13,333 shares issuable pursuant to Currently Exercisable Options.

(3) Includes 163,000 shares issuable pursuant to Currently Exercisable
    Options.
(4) Includes 40,664 shares issuable pursuant to Currently Exercisable Options.
(5) Includes 22,664 shares issuable pursuant to Currently Exercisable Options and 6,666 shares owned by his wife, Phyllis J. Cavanagh. Mr. Cavanagh disclaims any beneficial ownership of shares owned by Phyllis J. Cavanagh.

(6) Includes 6,666 shares issuable pursuant to Currently Exercisable Options.

(7) In the event the over-allotment option is exercised Bruce S. Maller will sell 15,000 shares.

(8) Includes 28,664 shares issuable pursuant to Currently Exercisable Options.

(9) Includes shares owned by Catalyst, NEA VI and Vivra. Mr. Nehra, a director of the Company, is managing general partner of Catalyst. He is also a general partner of the general partner of NEA VI and a director of Vivra. By virtue of these positions, Mr. Nehra may be deemed to share voting and investment control over the shares owned by Catalyst, NEA VI and Vivra. Therefore, Mr. Nehra may be deemed a beneficial owner of those shares. Mr. Nehra disclaims any beneficial ownership of such shares.

(10) Includes 3,333 shares issuable pursuant to Currently Exercisable Options.

(11) Mr. Thiry, a director of the Company, is President and a director of Vivra. By virtue of these positions, Mr. Thiry may be deemed to share voting and investment control over the shares owned by Vivra. Therefore, Mr. Thiry may be deemed a beneficial owner of those shares. Mr. Thiry disclaims any beneficial ownership of such shares.

(12) Includes 412,081 shares owned of record by Catalyst and 353,333 shares owned of record by NEA VI. By virtue of their relationship as affiliated partnerships, Catalyst and NEA VI may be deemed to share voting and investment control over such shares. Therefore, each of Catalyst and NEA VI may be deemed to beneficially own all of such shares. Each of Catalyst and NEA VI disclaims beneficial ownership of any shares which it does not hold of record.

(13) Based solely on information contained in a Schedule 13G filed by Waddell & Reed, Inc. on March 8, 1996.

(14) Includes 271,658 shares issuable pursuant to Currently Exercisable
     Options.

                         DESCRIPTION OF CAPITAL STOCK

  The total number of shares of all classes of stock that the Company has authority to issue is 40,533,333 shares, all of $.01 par value, of which 1,600,000 shares are designated as Series A Preferred Stock. As of June 6, 1996 there were 7,540,810 shares of Common Stock outstanding, held of record by approximately 160 shareholders.

COMMON STOCK

  The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. Since there is no cumulative voting for the election of directors, the holders of more than 50% of the outstanding Common Stock can elect all directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may lawfully be declared by the Board of Directors out of funds legally available therefor and in liquidation, and to share pro rata in any other distribution to the holders of Common Stock. Holders of Common Stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be sold pursuant to this offering will be fully paid and nonassessable.

PREFERRED STOCK

  The Company's Board of Directors is authorized to issue preferred stock and to fix the rights, preferences, privileges and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. Although there is no current intention to do so, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company, which may adversely affect the voting and other rights of the holders of Common Stock.

REGISTRATION RIGHTS

  Certain shareholders of the Company are entitled to require the Company to register a total of 624,901 shares of outstanding Common Stock (the "Registerable Shares"). Holders of Registerable Shares representing at least 40% of those Registerable Shares that are both (1) outstanding and (2) not yet registered under the Securities Act pursuant to an effective registration statement filed thereunder or publicly sold pursuant to Rule 144 of the Securities Act ((1) and (2), collectively, the "Eligible Registerable Shares"), may request the Company to file a registration statement covering the Eligible Registerable Shares. The registration statement must cover at least 20% of the Registerable Shares originally issued or have an anticipated total price to the public in excess of $5.0 million. If the Company properly completes a registered public offering in accordance with the request of the holders of Eligible Registerable Shares, the Company will be obligated to register such shares on only one occasion. The Company must bear the expenses of such registration, except for underwriting discounts and commissions.

  Holders of Eligible Registerable Shares also have the right, at any time and without limitation on the number of such requests, to require the Company to file a registration statement registering their shares on Form S-3, provided that the Company is eligible to use Form S-3 and that the anticipated aggregate offering price in the registration will exceed $1.0 million. Holders of the Eligible Registerable Shares are also entitled to "piggy-back" registration rights on registrations of the Company, subject to the right of the managing underwriter of a particular offering to reduce, in view of marketing conditions, the number of shares the holders propose to have the Company register.

  Duke and any persons or entities (the "Subsequent Holders"), to whom or which Duke may transfer shares of Common Stock issued in connection with the Software License Agreement or the Duke Warrant are entitled to require the Company to file a registration statement registering up to 400,000 shares of Common Stock (the "Duke Shares"), provided that holders of a majority of the Duke Shares request this registration and the Company is eligible to file a registration statement on Form S-3. Holders of the Duke Shares may require only two registrations of Duke Shares. In addition, holders of Duke Shares are entitled to piggy-back registration rights on registrations of the Company in certain circumstances.

STATE LAW

  Certain provisions of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors, and to discourage an unsolicited takeover of the Company, if the Board of Directors determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

  Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then-fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

  Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder that purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the interested shareholder's share acquisition date.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Articles of Incorporation limit the liability of directors in their capacity as directors to the Company or its shareholders to the full extent permitted by Minnesota law. Minnesota law provides that, if so provided in a company's articles of incorporation, a director shall not be liable to a company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws, (iv) for any transaction from which the director derived an improper personal benefit or
(v) for any act or omission occurring prior to the effective date of the provision in the company's articles of incorporation limiting such liability. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. The above provisions also do not limit liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities laws.

  The Company also maintains directors and officers liability insurance.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Norwest Bank, Minnesota, N.A.

                                 UNDERWRITING

  Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Wessels, Arnold & Henderson, L.L.C., Robertson, Stephens & Company LLC and Volpe, Welty & Company (the "Representatives"), have severally agreed to purchase 1,780,000 shares of Common Stock from the Company and the Selling Stockholders in the amounts set forth opposite their respective names below:

                                                                       NUMBER OF
      NAME                                                              SHARES
      ----                                                             ---------
      Wessels, Arnold & Henderson, L.L.C. ............................
      Robertson, Stephens & Company LLC...............................
      Volpe, Welty & Company..........................................
                                                                       ---------
          Total....................................................... 1,780,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters' are committed to purchase all of the shares of Common Stock being offered hereby if any of such shares are purchased.

  The Representatives of the Underwriters have advised the Company and the Selling Shareholders that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to related dealers a concession
not more than $   per share, and the Underwriters may allow, and such dealers
may re-allow, a concession of not more than $   per share to certain other
dealers. After the public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Common Stock offered hereby is subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

  The Company and a shareholder have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 267,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportions as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the offering. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,780,000 shares are being offered.

  The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters and the Underwriters will indemnify the Company and the Selling Shareholders against certain liabilities, including civil liabilities under the Securities Act, or the Company and the Selling Shareholders or the Underwriters, as the case may be, will contribute to payments the indemnified party may be required to make in respect thereof.

  The Company, its executive officers and directors, and the Selling Shareholders have agreed not to offer, sell or otherwise dispose of any of their shares of Common Stock, or any other securities convertible into or exchangeable for any shares of Common Stock, for a period of 120 days from the date of this Prospectus, without the prior written consent of the Representatives. The Company has agreed not to issue, sell, offer to sell, contract to sell, grant options to purchase or otherwise dispose of any of the Company's equity securities, or any securities convertible into or exchangeable for its Common Stock, for a period of 120 days from the date of this Prospectus without the prior written consent of the Representatives, except that the Company may, without such consent, issue Common Stock upon the exercise of outstanding options described herein.

  In connection with this offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the two business day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

  Certain legal matters with respect to this offering are being passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

  The consolidated financial statements as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, that are included in this Prospectus and in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document (if any) filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such site is http://www.sec.gov.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006, which supervises the Nasdaq National Market on which the Common Stock is traded.

                          SUMMIT MEDICAL SYSTEMS, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1994 AND 1995

                                    CONTENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................. F-2
Consolidated Financial Statements
  Consolidated Statements of Financial Position............................ F-3
  Consolidated Statements of Operations.................................... F-4
  Consolidated Statement of Changes in Shareholders' Equity................ F-5
  Consolidated Statements of Cash Flows.................................... F-6
  Notes to Consolidated Financial Statements............................... F-7

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Summit Medical Systems, Inc.

  We have audited the consolidated statements of financial position of Summit Medical Systems, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Summit Medical Systems, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                         Ernst & Young LLP

Minneapolis, Minnesota
February 15, 1996

                          SUMMIT MEDICAL SYSTEMS, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                      DECEMBER 31,
                                 -----------------------   MARCH 31,
             ASSETS                 1994        1995         1996
             ------              ----------  -----------  -----------
                                                          (UNAUDITED)
 Current assets:
   Cash and cash equivalents...  $  168,211  $ 2,035,399  $ 2,368,656
   Short-term investments......   2,944,657   20,718,674   20,140,280
   Accounts receivable (net of
    allowance of $79,553,
    $100,397, and $110,343 at
    1994, 1995 and March 31,
    1996, respectively)........   2,564,989    6,309,745    5,384,713
   Notes receivable--officer...      24,297       59,632       27,080
   Advances to officers and
    employees..................         --       190,000      190,000
   Other current assets........     117,872      469,303      994,058
                                 ----------  -----------  -----------
     Total current assets......   5,820,026   29,782,753   29,104,787
 Deferred tax asset............         --       110,062          --
 Investments...................      42,418          --           --
 Equipment and fixtures, net...     827,580    1,385,663    1,521,493
 Computer software costs, net..     129,899      103,207       80,284
                                 ----------  -----------  -----------
     Total assets..............  $6,819,923  $31,381,685  $30,706,564
                                 ==========  ===========  ===========
 LIABILITIES AND SHAREHOLDERS'
             EQUITY
 -----------------------------
 Current liabilities:
   Accounts payable and accrued
    expenses...................  $  513,033  $ 1,154,728  $   770,032
   Accrued compensation........     528,049      498,057      780,998
   Accrued royalties...........     262,906      332,773      264,107
   Deferred revenue............     884,222    1,334,967    1,229,068
   Income tax payable..........         --       110,062        8,062
   Deferred tax liability......      15,900          --           --
   Note payable--officer.......      29,524       17,991          --
   Notes payable and
    convertible debentures.....      27,490       15,000       15,000
   Current portion of long-term
    debt.......................       9,210       13,278        4,000
                                 ----------  -----------  -----------
     Total current liabilities.   2,270,334    3,476,856    3,071,267
 Long-term debt--shareholder...       6,000       20,580       12,431
 Commitments
 Shareholders' equity:
   Preferred stock, $.01 par
    value:
     Authorized shares--
      1,600,000
     Issued and outstanding
      shares--1,600,000--1994;
      -0- --1995 and March 31,
      1996.....................      16,000          --           --
   Common stock, $.01 par
    value:
     Authorized shares--
      13,400,000--1994;
      38,933,333--1995 and
      March 31, 1996
     Issued and outstanding
      shares--3,255,061--1994;
      7,515,565--1995;
      7,536,545--March 31,
      1996.....................      32,550       75,156       75,365
   Additional paid-in capital..   5,225,691   36,197,523   36,217,280
   Accumulated deficit.........    (730,652)  (8,388,430)  (8,669,779)
                                 ----------  -----------  -----------
       Total shareholders'
        equity.................   4,543,589   27,884,249   27,622,866
                                 ----------  -----------  -----------
       Total liabilities and
        shareholders' equity...  $6,819,923  $31,381,685  $30,706,564
                                 ==========  ===========  ===========

                            See accompanying notes.

                          SUMMIT MEDICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,               MARCH 31,
                         -----------------------------------  ----------------------
                            1993        1994        1995         1995        1996
                         ----------  ----------  -----------  ----------  ----------
                                                                   (UNAUDITED)
Revenue:
  Software licenses..... $3,713,321  $6,263,569  $ 8,156,426  $1,465,829  $1,986,628
  Support and service...  1,691,462   3,363,754    5,644,260   1,158,619   1,926,653
                         ----------  ----------  -----------  ----------  ----------
    Total revenue.......  5,404,783   9,627,323   13,800,686   2,624,448   3,913,281
Cost of sales:
  Software licenses.....    443,655     650,697    1,038,889     149,444     376,944
  Support and service...  1,383,758   2,349,190    3,036,134     726,058     857,570
                         ----------  ----------  -----------  ----------  ----------
    Total cost of sales.  1,827,413   2,999,887    4,075,023     875,502   1,234,514
                         ----------  ----------  -----------  ----------  ----------
Gross profit............  3,577,370   6,627,436    9,725,663   1,748,946   2,678,767
Operating expenses:
  Selling and marketing.  2,023,537   4,585,099    6,010,843   1,254,924   1,901,340
  Research and
   development..........    569,018     817,119    1,230,425     276,436     361,304
  Purchase of in-process
   research and
   development..........        --          --     7,435,000         --          --
  General and
   administrative.......    990,487   1,626,708    3,293,813     553,258     938,884
                         ----------  ----------  -----------  ----------  ----------
    Total operating
     expenses...........  3,583,042   7,028,926   17,970,081   2,084,618   3,201,528
                         ----------  ----------  -----------  ----------  ----------
Income (loss) from
 operations.............     (5,672)   (401,490)  (8,244,418)   (335,672)   (522,761)
Interest income, net....      6,235      83,322      586,640      35,235     259,244
                         ----------  ----------  -----------  ----------  ----------
Income (loss) before
 income taxes...........        563    (318,168)  (7,657,778)   (300,437)   (263,517)
Income tax expense......        --       15,900          --          --       17,832
                         ----------  ----------  -----------  ----------  ----------
Net income (loss)....... $      563  $ (334,068) $(7,657,778) $ (300,437) $ (281,349)
                         ==========  ==========  ===========  ==========  ==========
Net income (loss) per
 share
  Primary............... $      .00  $     (.08) $     (1.37) $     (.09) $     (.04)
                         ----------  ----------  -----------  ----------  ----------
  Fully diluted......... $      .00  $     (.08) $     (1.37) $     (.07) $     (.04)
                         ==========  ==========  ===========  ==========  ==========
Weighted average shares
 outstanding
  Primary...............  3,372,132   3,953,475    5,604,469   3,378,874   7,527,314
                         ----------  ----------  -----------  ----------  ----------
  Fully diluted.........  3,372,132   3,953,475    5,604,469   4,445,530   7,527,314
                         ==========  ==========  ===========  ==========  ==========

                            See accompanying notes.

                          SUMMIT MEDICAL SYSTEMS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                          PREFERRED STOCK       COMMON STOCK    ADDITIONAL
                         -------------------  -----------------   PAID-IN   ACCUMULATED
                           SHARES    AMOUNT    SHARES   AMOUNT    CAPITAL     DEFICIT       TOTAL
                         ----------  -------  --------- ------- ----------- -----------  -----------
Balance December 31,
 1992...................        --   $   --   3,135,842 $31,358 $ 1,091,383 $  (397,147) $   725,594
  Issuance of common
   stock................        --       --     106,057   1,061     129,839         --       130,900
  Net income............        --       --         --      --          --          563          563
                         ----------  -------  --------- ------- ----------- -----------  -----------
Balance December 31,
 1993...................        --       --   3,241,899  32,419   1,221,222    (396,584)     857,057
  Issuance of preferred
   stock at $2.50 per
   share, net of
   offering costs of
   $106,900.............  1,600,000   16,000        --      --    3,877,100         --     3,893,100
  Issuance of common
   stock for debt.......        --       --       2,746      27       7,473         --         7,500
  Issuance of common
   stock................        --       --      10,416     104     119,896         --       120,000
  Net loss..............        --       --         --      --          --     (334,068)    (334,068)
                         ----------  -------  --------- ------- ----------- -----------  -----------
Balance December 31,
 1994...................  1,600,000   16,000  3,255,061  32,550   5,225,691    (730,652)   4,543,589
  Issuance of common
   stock................        --       --       7,167      72     104,936         --       105,008
  Exercise of stock
   options..............        --       --      76,665     767      26,731         --        27,498
  Employee stock
   purchase plan........        --       --      35,016     350     267,522         --       267,872
  Issuance of stock
   related to
   establishment of
   joint venture........        --       --     200,000   2,000   4,198,000         --     4,200,000
  Value of stock option
   and warrant issued in
   connection with joint
   venture..............        --       --         --      --    2,935,000         --     2,935,000
  Value of stock options
   issued for services..        --       --         --      --      218,684         --       218,684
  Conversion of
   preferred stock into
   common stock......... (1,600,000) (16,000) 1,066,656  10,667       5,333         --           --
  Public offering
   proceeds, net of
   expenses of
   $2,630,624...........        --       --   2,875,000  28,750  23,215,626         --    23,244,376
  Net loss..............        --       --         --      --          --   (7,657,778)  (7,657,778)
                         ----------  -------  --------- ------- ----------- -----------  -----------
Balance December 31,
 1995...................        --       --   7,515,565  75,156  36,197,523  (8,388,430)  27,884,249
  Exercise of stock
   options..............        --       --      20,980     209      19,757                   19,966
  Net loss..............        --       --         --      --          --     (281,349)    (281,349)
                         ----------  -------  --------- ------- ----------- -----------  -----------
Balance March 31, 1996
 (unaudited)............        --   $   --   7,536,545 $75,365 $36,217,280 $(8,669,779) $27,622,866
                         ==========  =======  ========= ======= =========== ===========  ===========




                            See accompanying notes.

                          SUMMIT MEDICAL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   THREE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                MARCH 31,
                           ------------------------------------  -----------------------
                             1993        1994          1995         1995        1996
                           ---------  -----------  ------------  ----------  -----------
                                                                      (UNAUDITED)
OPERATING ACTIVITIES
 Net income (loss).......  $     563  $  (334,068) $ (7,657,778) $ (300,437) $  (281,349)
 Adjustments to reconcile
  net income (loss) to
  net cash (used in)
  provided by operating
  activities:
  Depreciation and amor-
   tization..............    162,508      299,452       619,321     112,340      148,991
  Deferred income taxes..        --        15,900      (125,962)        --           --
  Purchased in-process
   research and develop-
   ment..................        --           --      7,135,000         --           --
  Value of stock options
   issued for services...        --           --        218,684         --           --
  Losses on partnership
   investments...........      2,288        1,895           --          --           --
  Changes in operating
   assets and liabili-
   ties:
   Accounts receivable...   (528,436)  (1,769,713)   (3,744,756)    (79,267)     920,563
   Prepaid advance to of-
    ficers and employees.        --           --       (190,000)        --           --
   Other current assets..     (8,698)     (57,691)     (386,766)     (3,220)    (377,672)
   Accounts payable and
    accrued expenses.....    207,273       93,706       641,695     107,671     (486,696)
   Accrued compensation
    and royalties........    341,755      364,528        39,875      38,685      214,275
   Accrued settlement re-
    serve................        --        82,500           --          --           --
   Income tax payable....        --           --        110,062         --           --
   Deferred revenue......    (48,133)     604,151       450,745     (23,182)    (105,898)
                           ---------  -----------  ------------  ----------  -----------
     Net cash provided by
      (used in) operating
      activities.........    129,120     (699,340)   (2,889,880)   (147,410)      32,214
INVESTING ACTIVITIES
 Purchase of short-term
  investments............        --    (7,390,887)  (28,700,801)   (435,153)  (9,203,645)
 Sale (purchase) of long-
  term investments.......     (4,700)      (4,700)       42,418         --           --
 Sales of short-term
  investments............        --     4,446,230    10,884,966   1,027,457    9,782,039
 Purchases of equipment
  and fixtures...........   (397,887)    (566,887)   (1,025,813)   (286,929)    (287,433)
 Computer software costs.        --      (137,899)      (65,000)        --           --
 Disposal of equipment
  and fixtures...........        --           --            --          --        25,534
                           ---------  -----------  ------------  ----------  -----------
 Net cash (used in)
  provided by investing
  activities.............   (402,587)  (3,654,143)  (18,864,230)    305,375      316,495
FINANCING ACTIVITIES
 Proceeds from long-term
  debt...................    115,459          --            --       27,612       16,431
 Principal payments on
  long-term debt.........   (126,243)     (85,771)      (11,923)     (7,426)     (33,858)
 Principal payments on
  notes and debentures...        --        (7,500)      (93,699)        --           --
 Proceeds from notes
  payable and convertible
  debentures.............     30,000       12,490        65,000         --           --
 Proceeds from note
  payable--officer.......     10,158       19,366        17,166         --           --
 Principal payments on
  note payable--officer..        --           --            --          --       (17,991)
 Issuance of Common
  Stock..................        --           --            --      105,008          --
 Net proceeds from common
  stock transactions.....    130,900      120,000    23,617,256         --           --
 Net proceeds from
  exercise of common
  stock options..........        --           --         27,498      10,000       19,966
 Net proceeds from sale
  of preferred stock.....        --     3,893,100           --          --           --
                           ---------  -----------  ------------  ----------  -----------
 Net cash provided by
  (used in) financing
  activities.............    160,274    3,951,685    23,621,298     135,194      (15,452)
                           ---------  -----------  ------------  ----------  -----------
(Decrease) increase in
 cash and cash
 equivalents.............   (113,193)    (401,798)    1,867,188     293,159      333,257
Cash and cash equivalents
 at beginning of period..    683,202      570,009       168,211     169,211    2,035,399
                           ---------  -----------  ------------  ----------  -----------
Cash and cash equivalents
 at end of period........  $ 570,009  $   168,211  $  2,035,399  $  462,370  $ 2,368,656
                           =========  ===========  ============  ==========  ===========
Supplemental disclosures
 of cash flow
 information:
 Cash paid during the pe-
  riod for interest......  $   7,148  $     4,654  $      7,706  $      677  $     1,455
Supplemental disclosure
 of noncash investing
 activities:
 Equipment and fixtures
  acquired in exchange
  for long-term debt.....     49,876          --         30,570         --           --

                            See accompanying notes.

                         SUMMIT MEDICAL SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1995, AND MARCH
                            31, 1996 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS

  Summit Medical Systems, Inc. (the Company) is a leading provider of clinical outcomes database software and related products and services for selected medical specialties in the healthcare industry. The Company's database software enables healthcare providers to record, analyze and report detailed clinical information on medical procedures, diseases and patient outcomes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, BSM Financial, Inc., Medical Information Systems Company, Inc., Summit Medical Europe, and its joint venture with Duke University. All intercompany balances and transactions have been eliminated.

 Revenue Recognition

  Software Licenses and Upgrades: The Company recognizes revenue from contracts for sales of software licenses on shipment provided that no significant vendor and post-contract support obligations remain outstanding and that collections of resulting receivables are probable.

  Support and Service: Agreements for service and support are recognized over the period in which support services are provided using the straight-line method. All other revenue, including training fees, is recognized upon performance of the applicable services.

 Cost of Sales

  The Company records cost of sales on a basis that matches the expenses incurred with the sales revenue generated. A portion of the costs is allocated between software licenses and support and service based on the amount of employee time spent completing the product shipments or providing services. Management believes the allocation methods used for cost of sales are reasonable.

 Royalty Expense

  The Company recognizes and accrues royalty expense at the time the Company recognizes the related revenue from software licenses sold and services rendered. Royalties are due and paid 45 days after the end of the quarter in which the Company collects the related receivable.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

 Short-term Investments

  Investments with a maturity of more than ninety days at the date of purchase are classified as short-term investments. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such

                         SUMMIT MEDICAL SYSTEMS, INC.

designation as of each balance sheet date. The Company has classified its short-term investments, consisting of U.S. Treasury Bills, U.S. Treasury Notes, Commercial Paper and Discounted Notes, as available for sale. At December 31, 1995 and March 31, 1996, the fair market value of the short-term investments approximated the amortized cost, with no resulting unrealized gains and losses recognized.

 Accounts Receivable Allowance

  The Company determines an allowance amount based upon an analysis of the collectibility of specific accounts and the aging of the accounts receivable. The Company's accounts receivable aging approximates that of the health care industry and consists of large corporations and hospitals with excellent credit history.

 Equipment and Fixtures

  Equipment and fixtures are stated at cost. The Company provides for depreciation using accelerated methods at rates designed to amortize the cost of equipment and fixtures over their estimated useful lives of three to seven years.

 Computer Software Costs

  Computer software costs include the cost of internally developed software, which have been capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The capitalized costs are amortized at the faster of projected revenue or straight-line basis over their estimated useful lives, commencing when each product is available to the market. Amortization expense, based on an eighteen-month useful life, for computer software during 1995 and the three months ended March 31, 1996 was $91,000 and $23,000, respectively. Accumulated amortization for computer software at December 31, 1994 and 1995 was $8,000 and $99,000, respectively.

 Deferred Revenue

  Revenue related to the licensing of software is deferred until the software is shipped. Revenue-related cash reserved in advance of performance for service and support agreements is deferred and recognized on a straight-line basis over the term of the agreement.

 Income Taxes

  The Company accounts for income taxes using the liability method. Deferred income taxes are provided for temporary differences between financial reporting and tax bases of assets and liabilities.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Net Income (Loss) Per Share

  Net income (loss) per share is computed using the weighted average number of common shares and common share equivalents, if dilutive, outstanding during the periods presented after giving effect to the conversion of convertible preferred stock into common stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), shares convertible into common stock and common stock equivalent shares issued or granted by the Company at prices less than the initial offering price during the 12 months immediately preceding the initial public offering, have been included in the determination of shares used in calculation of net loss per share, as if they were outstanding for all periods presented up to the initial public offering date.

                         SUMMIT MEDICAL SYSTEMS, INC.

  Subsequent to the initial public offering date, net (loss) per share is computed by dividing the net (loss) for the period by the weighted average number of shares of common stock outstanding during the period. Stock options and warrants are excluded from the computation as they are antidilutive.

 Interim Financial Information

  The accompanying financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1996 and March 31, 1995 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996.

 Reclassification

  Certain prior year items have been reclassified to conform with the 1995 presentation.

3. ACQUISITIONS OF MEDICAL INFORMATION SYSTEMS COMPANY, INC. AND BSM FINANCIAL, INC.

  Effective November 20, 1995, the Company acquired Medical Information Systems Company, Inc., a developer of decision-support software for determining expected outcomes from preventive care, occupational health, and pharmacological interventions. The Company exchanged 126,386 shares of common stock for all outstanding shares of Medical Information Systems Company, Inc.

  Effective October 6, 1995, the Company acquired BSM Financial, Inc., a health care consulting firm providing services in the areas of strategic planning, data analysis and various other services. The Company exchanged 182,524 shares of common stock for all outstanding shares of BSM Financial, Inc.

  The mergers have been accounted for as poolings of interests. Pro forma condensed statements of operations data for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                                                  MEDICAL
                                     SUMMIT                     INFORMATION
                                     MEDICAL    BSM FINANCIAL,    SYSTEMS
                                  SYSTEMS, INC.      INC.      COMPANY, INC.  COMBINED
                                  ------------- -------------- ------------- -----------
         1993
         Revenue.................  $ 4,495,925    $  899,173     $   9,685   $ 5,404,783
         Net income (loss).......      157,653        39,877      (196,967)          563
         Net income (loss) per
          share..................  $       .05    $      .22     $   (3.43)  $       .00
         1994
         Revenue.................  $ 8,191,282    $1,207,033     $ 229,008   $ 9,627,323
         Net income (loss).......       10,380       (31,234)     (313,214)     (334,068)
         Net income (loss) per
          share..................  $       .00    $     (.17)    $   (2.82)  $      (.08)
         1995
         Revenue.................  $11,614,325    $1,824,418     $ 361,941   $13,800,686
         Net income (loss).......   (7,229,398)      106,864      (535,244)   (7,657,778)
         Net income (loss) per
          share..................  $     (1.37)   $      .49     $   (4.24)  $     (1.37)

4. JOINT VENTURE

  On December 29, 1995, the Company entered into a software license agreement with Duke University ("Duke") and formed a joint venture with three of Duke's nationally recognized cardiologists. Under the software license agreement, Duke has granted the Company an exclusive license to the Duke Cardiology Information System, a clinical information database system for cardiology. In connection with the software license agreement, the Company issued 200,000 shares of Common Stock to Duke and a seven-year warrant to purchase an additional 200,000 shares of Common Stock at $21.00 per share, the market value of the Company's Common Stock on the day prior to the issuance of the warrant. The Company also issued a vested option for 40,000 shares of Common Stock at $15.50 per share, the market value of the Company's stock on the day

                         SUMMIT MEDICAL SYSTEMS, INC.

of the issuance of the option. The option was issued to the Company's recently hired chief executive officer for assistance received from him related to this transaction while he was acting as an independent consultant to the Company.

  The total purchase price of $7,435,000 consisting of the market price of the stock ($4,200,000), the value of the option and warrant ($2,935,000) and acquisition-related expenses ($300,000) has been allocated to in-process software development technology and was expensed upon closing of the transaction on December 29, 1995. The amounts paid were expensed as purchased research and development based on the Company's determination that the acquired technology has no alternative future use.

  The Company's current ownership position in the joint venture is 99%, which will result in essentially all start-up losses being consolidated into the Company's operating results. In addition, Duke and the individual cardiologists are entitled to subscribe for the purchase of up to a 50% ownership position in the joint venture at any time prior to December 29, 2002, at a cost of $2,000.

  The Company has also agreed to provide up to $3.0 million of additional capital for the joint venture, payable in accordance with the joint venture's annual operating budget, to fund start-up and development costs. Upon any distributions from the joint venture, out of cash flow or in the event of liquidation, the Company will receive a priority distribution of this additional capital and a priority return on this additional capital equal to 10% of the average daily balance of the Company's additional capital contribution. The software license agreement also provides for the Company to pay royalties to Duke and the joint venture on sales of products derived from the Duke Cardiology Information System. These royalty payments will be reduced by an amount equal to 50% of the Company's additional capital contributions to the joint venture.

5. NOTE RECEIVABLE--OFFICER

  The note receivable from an officer is due on demand, bears interest at 9% and is unsecured.

6. ADVANCES TO OFFICERS AND EMPLOYEES

  On December 31, 1995, the Company paid bonuses to officers and employees on the basis of preliminary financial results achieved in 1995. As a result of subsequent adjustments in reporting the final results for 1995, it was determined that $190,000 of these bonuses paid to officers and employees were not in fact earned. The resulting payments made in December were treated as an advance against 1996 bonuses, with the Company having the right to deduct this advance from any bonus payment earned in 1996.

7. EQUIPMENT AND FIXTURES

  Equipment and fixtures are as follows:

                                                DECEMBER 31,
                                            ----------------------   MARCH 31,
                                               1994        1995        1996
                                            ----------  ----------  -----------
        Furniture and fixtures............. $  477,946  $  658,126  $   790,283
        Computer and telephone equipment...    813,207   1,566,864    1,676,759
        Vehicles...........................     85,841      90,070       90,070
        Leasehold improvements.............     20,078      53,724       73,571
                                            ----------  ----------  -----------
                                             1,397,072   2,368,784    2,630,683
        Less accumulated depreciation......   (569,492)   (983,121)  (1,109,190)
                                            ----------  ----------  -----------
                                            $  827,580  $1,385,663  $ 1,521,493
                                            ==========  ==========  ===========

8. NOTE PAYABLE--OFFICER

  During 1994 and 1995, an officer advanced funds in the form of a demand note and expects to be paid in full within the next twelve months. No interest has been accrued as the note does not provide for interest. During the three months ended March 31, 1996 the note was paid in full.

                         SUMMIT MEDICAL SYSTEMS, INC.

9. SHORT-TERM NOTES PAYABLE

  On July 2, 1995, prior to the merger with the Company, Medical Information Systems Company, Inc. issued an aggregate of $45,000 of 11% unsecured Promissory Notes due July 1, 1996 to two members of its Board of Directors.

10. CONVERTIBLE DEBENTURE

  During 1993, the Company borrowed $30,000 from two health organizations in the amount of $15,000 each. The convertible debentures provided for a one-year term with interest at six percent, due at maturity.

  During 1994, one lender exercised their option and converted their debenture for 2,746 shares of Common Stock and $7,500 cash.

  During 1995, the Company paid in full the remaining balance of $15,000.

11. LONG-TERM DEBT

                                                     DECEMBER 31,
                                                   -----------------  MARCH 31,
                                                    1994      1995      1996
                                                   -------  --------  ---------
        Note payable--bearing interest at prime
         plus 2%, due in equal monthly
         installments of $560, unsecured.........  $12,720  $  7,680   $   --
        Note payable--bearing interest at 8%, due
         in equal monthly installments of $627,
         secured by a vehicle....................      --     26,178       --
        Capital lease--bearing interest at 10%,
         due in equal monthly installments of
         $238, secured by a copier...............    2,490       --        --
        Capital lease--bearing interest at 16%
         due in equal monthly installments of
         $573, secured by a telephone system.....      --        --     16,431
                                                   -------  --------   -------
        Total debt...............................   15,210    33,858    16,431
        Less current portion.....................   (9,210)  (13,278)   (4,000)
                                                   -------  --------   -------
        Long-term debt, net of current portion...  $ 6,000  $ 20,580   $12,431
                                                   =======  ========   =======

12. SALES OF PREFERRED STOCK

  In 1994, the Company sold 1,600,000 shares of Series A Convertible Preferred Stock in a private placement for $4,000,000 less related offering costs of $106,900. Upon the closing of the initial public offering of the Company's Common Stock in August 1995, all Preferred Stock then outstanding was converted into an aggregate of 1,066,656 shares of Common Stock.

13. SALES OF COMMON STOCK

  In August 1995, the Company sold 2,875,000 shares of Common Stock in its initial public offering for $25,875,000, less related costs of $2,630,624.

14. LEASES

  The Company leases its office space and certain office equipment under operating leases. The office leases expire at various times through March 2001 and require the Company to pay a pro rata share of utilities for the building. Future minimum payments under the leases at December 31, 1995 and March 31, 1996 are as follows:

                                                          DECEMBER 31,  MARCH
                                                              1995     31, 1996
                                                          ------------ --------
        Nine months ending December 31, 1996.............   $   --     $343,280
        Fiscal year:
         1996............................................   180,467         --
         1997............................................    17,123     219,385
         1998............................................       --      123,244
         1999............................................       --      126,425
         2000............................................       --      129,605
         2001............................................       --       32,660

                         SUMMIT MEDICAL SYSTEMS, INC.

  Rent expense for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996 was $349,600, $514,553 and $171,336, respectively.

15. INCOME TAXES

  Income tax expense for the years ended December 31, 1994, 1995 and three months ended March 31, 1996 is as follows:

                                                                    THREE MONTHS
                                           YEAR ENDED DECEMBER 31,     ENDED
                                           -----------------------   MARCH 31,
                                              1994        1995          1996
                                           -----------------------  ------------
        Current........................... $      --  $    110,062    $17,832
        Deferred..........................     15,900     (110,062)       --
                                           ---------- ------------    -------
                                           $   15,900 $        --     $17,832
                                           ========== ============    =======

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1995 and March 31, 1996 are as follows:

                                               DECEMBER 31,
                                           ----------------------   MARCH 31,
                                             1994        1995         1996
                                           ---------  -----------  -----------
        Deferred tax assets:
          Net operating loss
           carryforwards.................. $ 460,800  $       --   $       --
          Temporary differences:
            Purchase of in-process
             research and development.....       --     2,478,104    2,478,104
            Other.........................       --        19,461       19,461
          Valuation allowance.............  (188,800)  (2,387,503)  (2,487,795)
                                           ---------  -----------  -----------
                                             272,000      110,062        9,770
        Deferred tax liabilities:
          Temporary differences:
            Cash basis for tax purposes...   287,900          --        17,832
                                           ---------  -----------  -----------
        Net deferred tax asset............ $ (15,900) $   110,062  $    (8,062)
                                           =========  ===========  ===========

16. STOCK OPTIONS

  In 1993, the Company established the Stock Option Plan of 1993 whereby 293,333 shares of Common Stock have been reserved. The options can be either incentive stock options or nonstatutory options to be granted to employees and consultants of the Company. In January and December of 1994 and in March of 1996, the board of directors authorized increases of 133,333, 400,000 and 1,300,000 shares, respectively, of shares reserved for issuance under this plan.

  In May 1995, the Company adopted the 1995 Director Plan whereby 66,666 shares of Common Stock have been reserved. The plan provides for an automatic grant of nonqualified stock options to purchase 6,666 shares of Common Stock to nonemployee directors on the date such individuals are first appointed directors of the Company, and an automatic grant of an option to purchase an additional 2,000 shares of Common Stock on the day after each subsequent annual meeting of the Company's shareholders. The option price is equal to the fair market value of the Common Stock on the date of grant. Options vest and become exercisable as to 100% of such shares on the first annual anniversary of the date of such grant if the holder remains a director on such date.

                         SUMMIT MEDICAL SYSTEMS, INC.

  Option activity is summarized as follows:

                                 SHARES       PLAN      NON-PLAN                EXERCISE
                                AVAILABLE    OPTIONS     OPTIONS                  PRICE
                                FOR GRANT  OUTSTANDING OUTSTANDING EXERCISABLE  PER SHARE
                                ---------  ----------- ----------- ----------- -----------
      Balance at December 31,
       1992...................        --          --      66,666      39,999      $.075
        Establishment of Stock
         Option Plan of 1993..    293,333         --         --          --        --
        Granted...............   (265,312)    265,312     46,664         --       1.50
        Became exercisable....        --          --         --       13,333       --
                                ---------   ---------    -------     -------
      Balance at December 31,
       1993...................     28,021     265,312    113,330      53,332    .075-1.50
        Shares reserved.......    533,333         --         --          --        --
        Granted...............   (275,991)    275,991     33,332         --       3.75
        Became exercisable....        --          --         --       84,128       --
        Canceled..............     40,000     (40,000)       --          --       1.50
                                ---------   ---------    -------     -------
      Balance at December 31,
       1994...................    325,363     501,303    146,662     137,460    .075-1.50
        Granted...............   (231,998)    231,998     13,794         --    3.75-21.50
        Became exercisable....        --          --         --      156,988       --
        Exercised.............        --       (9,999)   (66,666)    (76,665)   .075-1.50
        Canceled..............     13,333     (13,333)       --          --       3.75
                                ---------   ---------    -------     -------
      Balance at December 31,
       1995...................    106,698     709,969     93,790     217,783   1.50-21.50
        Shares reserved.......  1,300,000         --         --          --        --
        Granted...............   (794,500)    794,500        --          --    17.00-17.75
        Became exercisable....        --          --         --      134,333       --
        Exercised.............        --      (20,980)       --      (20,980)   1.50-3.75
        Canceled..............      6,400      (6,400)       --          --       3.75
                                ---------   ---------    -------     -------
      Balance at March 31,
       1996 (unaudited).......    618,598   1,477,089     93,790     331,136   $1.50-21.50
                                =========   =========    =======     =======

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company has not determined the impact of the new statement on its financial statements.

17. EMPLOYEE STOCK PURCHASE PLAN

  In May 1995, the Company adopted the 1995 Employee Stock Purchase Plan whereby 133,333 shares of Common Stock have been reserved. All employees who have met the service eligibility requirements are eligible to participate and may direct the Company to make payroll deductions of two to fifteen percent of their compensation during a purchase period for the purchase of shares under the plan. The 1995 Stock Purchase Plan provides participating employees the right, subject to certain limitations, to purchase the Company's Common Stock at a price equal to the lower of 85% of the fair market value of the Company's Common Stock on the first day, or the last day, of the applicable purchase period. The first purchase period commenced on August 3, 1995 and ended on December 29, 1995. Subsequent purchase periods will run for six months, subject to acceleration in the case of a merger or consolidation in which the Company is not the surviving corporation, or the liquidation, dissolution or sale of substantially all of the assets of the Company. In 1995, 35,016 shares were purchased and issued. No shares were purchased during the three month period ended March 31, 1996.

                         SUMMIT MEDICAL SYSTEMS, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)
18. STOCK AUTHORIZATION AND STOCK SPLITS

  In January 1994, the Board of Directors approved a 2-for-1 stock split effected in the form of a stock dividend for Common Stock and options of the Company, effective March 17, 1994.

  In June 1995, the Board of Directors approved a 1.5-to-1 reverse stock split for Common Stock and options of the Company, effective June 15, 1995.

  All share, per share, weighted average share, and stock option information in these financial statements has been restated to reflect these stock splits as if they occurred at the beginning of the earliest period presented.

19. DISTRIBUTION AGREEMENTS

  In 1994, 1995 and the three month period ended March 31, 1996, the Company entered into product distribution agreements with the following companies. These agreements grant each distributor an exclusive right and license to market, sell and distribute selected programs worldwide. In order to maintain exclusivity, each distributor has agreed to purchase a minimum number of programs over the next five years.

        DISTRIBUTOR                                  PRODUCT
        -----------                                  -------
        SciMed Life Systems, Inc.................... Cardiology programs
        Allergan.................................... Ophthalmic programs
        Microvasive Urology......................... Urology programs
        Microvasive Endoscopy....................... Endoscopy programs
        Mansfield EP................................ Electrophysiology programs
        Smith & Nephew Richards..................... Orthopedic programs
        Meadox Medicals............................. Vascular programs

  In June 1995, Medical Information Systems Company, Inc. ("MIS"), a wholly-owned subsidiary of the Company, entered into a license agreement with DRI/McGraw-Hill ("DRI") to utilize DRI's proprietary data and forecast services for a two-year period. Pursuant to the agreement, MIS pays a monthly license fee to DRI in the amount of $6,667 for twelve months and issued a warrant to purchase 4,460 shares of the Company's common stock at $1.00 per share for ten years. The value of this warrant was determined to be $60,000 and is being amortized as a cost of the data base over the two-year license agreement period.

20. SIGNIFICANT CUSTOMER AND RELATED PARTY

  The Company sells a substantial portion of its product to one customer. During 1994, 1995 and the three months ended March 31, 1996, sales to this customer aggregated $1,502,000, $1,320,514 and $488,050, respectively. At December 31, 1994 and 1995 and March 31, 1996, amounts due from this customer included in trade accounts receivable were $442,000, $692,465 and $581,505, respectively.

  Sales to VIVRA Heart Services in 1995 totaled $144,000. The Chief Executive Officer of VIVRA is a director of the Company.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   12
Price Range of Common Stock...............................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   13
Selected Consolidated Financial Data......................................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   15
Business..................................................................   23
Management................................................................   39
Certain Transactions......................................................   45
Principal and Selling Shareholders........................................   46
Description of Capital Stock..............................................   48
Underwriting..............................................................   50
Legal Matters.............................................................   51
Experts...................................................................   51
Additional Information....................................................   51
Available Information.....................................................   51
Index to Financial Statements.............................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               1,780,000 Shares


                                     LOGO

                                 Common Stock

                                ---------------
                                  PROSPECTUS

                                ---------------

                          Wessels, Arnold & Henderson

                         Robertson, Stephens & Company

                            Volpe, Welty & Company

                                          , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following expenses will be paid by the Company in connection with the distribution of the securities registered hereby.

      SEC registration fee............................................ $ 18,625
      Legal fees and expenses.........................................  120,000
      Accounting fees and expenses....................................   45,000
      Nasdaq fee......................................................   17,500
      NASD filing fee.................................................    5,901
      Blue Sky fees and expenses......................................   10,000
      Printing fees and expenses......................................   70,000
      Miscellaneous...................................................  212,974
                                                                       --------
          Total....................................................... $500,000
                                                                       ========

- --------
* All fees and expenses other than SEC registration fee, Nasdaq fee and NASD filing fee are estimated and will be paid by the Company.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article VII of the Company's Restated Articles of Incorporation provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Company or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based on the payment of an improper dividend or an improper repurchase of the Company's stock under Minnesota Statutes Section 302A.559 or on the sale of unregistered securities or securities fraud under Minnesota Statutes Section 80A.23; or (iv) liability for any transaction from which the director derived an improper personal benefit. This article does not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although as a practical matter, equitable relief may not be available. This Article also does not limit liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities laws.

  The various registration rights agreements between the Company and the Selling Shareholders all contain provisions whereby the Selling Shareholders have agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933 against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since January 1, 1993, the Company has issued and sold the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act") (the share numbers and per share price figures have been adjusted to reflect all stock splits of Common Stock through the date of this Prospectus):

  1. On May 27, 1994, the Company issued and sold 170,000 shares of its Series A Preferred Stock, since converted into 113,333 shares of Common Stock, to Catalyst for $425,000; 465,000 shares of its Series A Preferred Stock, since converted into 310,000 shares of its Common Stock, to NEA VI for $1,162,500; and 565,000 shares of its Series A Preferred Stock, since converted into 376,666 shares of Common Stock, to Vivra for $1,412,500. All of these sales were made at a price of $2.50 per share.

  2. On July 29, 1994, the Company issued and sold 400,000 shares of its Series A Preferred Stock, since converted into 266,666 shares of Common Stock, to various investors for total consideration of $1,000,000, including 1,000 shares of its Series A Preferred Stock, since converted into 666 shares of Common Stock, to

Edward F. Sweeney, 6,000 shares of its Series A Preferred Stock, since converted into 4,000 shares of Common Stock, to Dennis H. Powers as beneficial owner, and 7,845 shares of its Series A Preferred Stock, since converted into 5,230 shares of Common Stock, to William J. Cavanagh. All of these sales were made at a price of $2.50 per share.

  3. On February 28, 1995, the Company issued and sold 6,666 shares of its Common Stock to Allen Webb for $10,000, at price of $1.50 per share, pursuant to the terms of an incentive stock option agreement between Mr. Webb and the Company dated May 4, 1993.

  4. On September 8, 1995, the Company issued and sold 3,333 shares of its Common Stock to V. David Schwantes for $12,499, or $3.75 per share pursuant to the terms of a incentive stock option agreement between Mr. Schwantes and the Company dated September 8, 1994.

  5. On September 26, 1995, the Company issued and sold 66,666 shares of its Common Stock to Dr. Michael Kaye for $5,000, or $.75 per share pursuant to the terms of a non-incentive stock option agreement between Dr. Kaye and the Company dated October 1, 1989.

  6. On October 5, 1995, the Company issued 182,524 shares of its Common Stock to Bruce S. Maller in exchange for all of the outstanding shares of common stock of BSM, pursuant to the terms of an Agreement and Plan of Merger between the Company and BSM dated September 29, 1995.

  7. On November 20, 1995, the Company issued 126,386 shares of its Common Stock to the shareholders of MIS in exchange for all of the outstanding shares of common stock of MIS, pursuant to the terms of an Agreement and Plan of Merger between the Company and MIS dated November 15, 1995. In addition, the Company assumed options under MIS's stock option plan to purchase 13,794 shares of Common Stock. The Company also assumed an outstanding MIS warrant to purchase 4,460 shares of Common Stock.

  8. On December 29, 1995, the Company issued (a) 200,000 shares of its Common Stock, having an aggregate market value of $4.2 million, or $21.00 per share and (b) a warrant to purchase 200,000 shares of its Common Stock at an exercise price of $21.00 per share, each to Duke University in consideration for a Software License Agreement.

  The Company issued and sold Common Stock and Series A Preferred Stock as listed in numbers 1-2 above in reliance upon Section 4(2) of the Securities Act and Rule 505 of Regulation D promulgated thereunder. The Company, as advisable, made inquiries of purchasers of securities in these transactions and obtained representations from such purchasers to establish that such issuances qualified for an exemption from the registration requirements.

  The Company issued and sold Common Stock listed in numbers 3-8 above in reliance upon Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

      EXHIBIT
        NO.                               DESCRIPTION
      -------                             -----------
     ******1.1     Underwriting Agreement
          *3.1     Restated Articles of Incorporation of the Company, as
                   amended
          *3.2     Bylaws of the Company
          *4.1     Form of Certificate for Common Stock
     ******5.1     Opinion of Dorsey & Whitney LLP as to the legality of
                   issuance of the Common Stock (including consent)
         *10.1     Agreement Regarding Distribution of Software Programs
                   between Allergan, Inc., and Summit Medical Systems, Inc.,
                   dated September 1, 1994

      EXHIBIT
        NO.                                 DESCRIPTION
      -------                               -----------
         *10.2     Agreement Regarding Distribution of Software Programs
                   between SciMed Life Systems, Inc., and Summit Medical
                   Systems, Inc., dated March 1, 1994, as amended in September
                   1994
         *10.3     ACC National Database Development Agreement, dated February
                   8, 1991
         *10.4     American Society of Cataract and Refractive Surgery National
                   Database Development Agreement, dated February 18, 1994
         *10.5     First Amendment and Restatement of STS National Database
                   Agreement, dated March 26, 1995
         *10.6     Ninth Amendment, dated January 24, 1995, to Lease Agreement of July 5, 1988, between Carlson Center II Limited
                   Partnership and Summit Medical Systems, Inc.
         *10.7     First Amendment, dated January 31, 1995, to Lease Agreement of February 2, 1993, between Collin Equities, Inc., and
                   Summit Medical Systems, Inc.
         *10.8     Summit Medical Systems, Inc., 1993 Employee Stock Option
                   Plan
         *10.9     Summit Medical Systems, Inc., 1995 Employee Stock Purchase
                   Plan
         *10.10    Summit Medical Systems, Inc., 1995 Non-Employee Director
                   Stock Option Plan
         *10.11    Employment Agreement dated October 19, 1992, between Summit
                   Medical Systems, Inc., and Edward F. Sweeney
         *10.12    Employment Agreement dated October 19, 1992, between Summit
                   Medical Systems, Inc., and Dennis Powers
         *10.13    Employment Agreement dated August 2, 1993, between Summit
                   Medical Systems, Inc., and William Cavanagh
         *10.14    Agreement Regarding Distribution of Software Programs
                   between Boston Scientific Corporation and Summit Medical
                   Systems, Inc., dated June 30, 1995
         *10.15    Amendment by Letter dated July 26, 1995 of Agreement
                   Regarding Distribution of Software Programs between SciMed
                   Life Systems, Inc. and Summit Medical Systems, Inc., dated
                   March 1, 1994, as amended in September 1994
         *10.16    Amendment by Letter dated July 18, 1995 of Agreement
                   Regarding Distribution of Software Programs between Summit
                   Medical Systems, Inc., and Boston Scientific Corporation,
                   dated June 30, 1995
         *10.17    Amendment by Letter dated July 26, 1995 of Agreement
                   Regarding Distribution of Software Programs between Summit
                   Medical Systems, Inc., and Boston Scientific Corporation,
                   dated June 30, 1995
      ****10.18    Agreement Regarding Distribution of Software Programs
                   between Boston Scientific Corporation and Summit Medical
                   Systems, Inc. dated September 1, 1995
        **10.19    Agreement and Plan of Merger between BSM Acquisition Corp.,
                   BSM Financial, Inc., Bruce S. Maller and Summit Medical
                   Systems, Inc. dated September 29, 1995
       ***10.20    Agreement and Plan of Merger between MIS Acquisition Corp.,
                   Medical Information Systems Company, Inc. and Summit Medical
                   Systems, Inc. dated November 15, 1995
      ****10.21    License Agreement between Duke University and Summit Medical
                   Systems, Inc. dated December 29, 1995
      ****10.22    Cordillera L.L.C. Limited Liability Company Agreement dated
                   December 29, 1995
      ****10.23    Sublicense and Distribution Agreement between Cordillera
                   L.L.C. and Summit Medical Systems, Inc. dated December 29,
                   1995
      ****10.24    Employment Letter dated January 19, 1996, between Summit
                   Medical Systems, Inc. and George J. Marshalek, Jr.
      ****10.25    Agreement Regarding Distribution of Software Programs
                   between Smith & Nephew Richards, Inc. and Summit Medical
                   Systems, Inc. dated November 10, 1995

      EXHIBIT
        NO.                                 DESCRIPTION
      -------                               -----------
      ****10.26    Agreement Regarding Distribution of Software Programs
                   between Boston Scientific Corporation and Summit Medical
                   Systems, Inc. dated December 1, 1995
      ****10.27    Employment Letter of December 29, 1995, between Summit
                   Medical Systems, Inc., and Kevin R. Green
      ****10.28    Employment letter dated October 5, 1995, between Summit
                   Medical Systems, Inc., and Bruce S. Maller
     *****10.29    Amendment by Letters dated January 2, 1996, January 16, 1996 and June 29, 1996, of ACC National Database Development
                   Agreement, dated February 8, 1991
    ******11.1     Statement re: computation of per share earnings
     *****21.1     Subsidiaries
          23.1     Consent of Ernst & Young LLP
    ******23.2     Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
    ******24.1     Powers of attorney

- --------
     *Incorporated by reference to the Exhibit with the same number in the Company's Registration Statement on Form S-1 (File No. 33-93700)
    ** Incorporated by reference to the Company's Current Report on Form 8-K dated October 19, 1995 (File No. 0-26390).
   *** Incorporated by reference to the Company's Current Report on Form 8-K dated December 4, 1995 (File No. 0-26390).
  **** Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-01958).

 ***** Complete Exhibit resubmitted.

******Previously Filed.

  (b) FINANCIAL STATEMENT SCHEDULES

  Independent Auditors' Report on Schedule for Years Ended December 31, 1993, 1994 and 1995

  Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant Item 14 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offer.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-1 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN MINNEAPOLIS, MINNESOTA, ON JUNE , 1996.

                                          Summit Medical Systems, Inc.

                                                  /s/ Kevin R. Green
                                          By __________________________________
                                                      Kevin R. Green
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE , 1996.

                 SIGNATURE                              TITLE
                 ---------                              -----


           /s/ Kevin R. Green               President and Chief
 __________________________________________   Executive Officer and
               Kevin R. Green                 Director (Principal
                                              Executive Officer)

          /s/ Anthony W. Rees               Vice President, Finance and
 __________________________________________   Chief Financial Officer
              Anthony W. Rees                 (Principal Financial and
                                              Accounting Officer)

                     *                      Chairman of the Board and
   ________________________________________   Director
             Edward F. Sweeney

                     *                      Vice President, Business
  _________________________________________   Development and Director
              Dennis H. Powers

                     *                      Director
 __________________________________________
               John M. Nehra

                     *                      Director
 __________________________________________
               Kent J. Thiry


       /s/ Anthony W. Rees

*By_____________________________

         Anthony W. Rees

         Attorney-in-Fact

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Summit Medical Systems, Inc.

  We have audited the consolidated financial statements of Summit Medical Systems, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated February 15, 1996 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Minneapolis, Minnesota
February 15, 1996

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                          SUMMIT MEDICAL SYSTEMS, INC.

         COL. A                  COL. B                     COL. C                  COL. D         COL. E
         ------           -------------------- --------------------------------- ------------  --------------
                                                           ADDITIONS
                                               ---------------------------------
                                                                CHARGED TO OTHER
                          BALANCE AT BEGINNING CHARGED TO COSTS    ACCOUNTS--    DEDUCTIONS--  BALANCE AT END
      DESCRIPTION              OF PERIOD         AND EXPENSES       DESCRIBE       DESCRIBE      OF PERIOD
      -----------         -------------------- ---------------- ---------------- ------------  --------------
Year ended December 31,
 1993
  Deducted from asset
   accounts:
    Allowance for
     doubtful accounts..        $ 10,000           $14,000            $--          $ 4,000(1)     $ 20,000
Year ended December 31,
 1994
  Deducted from asset
   accounts:
    Allowance for
     doubtful accounts..        $ 20,000           $82,783            $--          $23,250(1)     $ 79,533
Year ended December 31,
 1995
  Deducted from asset
   accounts:
    Allowance for
     doubtful accounts..        $ 79,533           $20,864            $--          $   --         $100,397
Three months ended March
 31, 1996
  Deducted from asset
   accounts:
    Allowance for
     doubtful accounts..        $100,397           $ 9,946            $--          $   --         $110,343

- --------
(1) Write-off uncollectible accounts receivable.

                                 EXHIBIT INDEX

  EXHIBIT
    NO.                              DESCRIPTION                           PAGE
  -------                            -----------                           ----
 ******1.1  Underwriting Agreement
      *3.1  Restated Articles of Incorporation of the Company, as
            amended
      *3.2  Bylaws of the Company
      *4.1  Form of Certificate for Common Stock
 ******5.1  Opinion of Dorsey & Whitney LLP as to the legality of issuance of the Common Stock (including consent)
     *10.1  Agreement Regarding Distribution of Software Programs
            between Allergan, Inc., and Summit Medical Systems, Inc.,
            dated September 1, 1994
     *10.2  Agreement Regarding Distribution of Software Programs
            between SciMed Life Systems, Inc., and Summit Medical
            Systems, Inc., dated March 1, 1994, as amended in September
            1994
     *10.3  ACC National Database Development Agreement, dated February
            8, 1991
     *10.4  American Society of Cataract and Refractive Surgery National
            Database Development Agreement, dated February 18, 1994
     *10.5  First Amendment and Restatement of STS National Database
            Agreement, dated March 26, 1995
     *10.6  Ninth Amendment, dated January 24, 1995, to Lease Agreement of July 5, 1988, between Carlson Center II Limited
            Partnership and Summit Medical Systems, Inc.
     *10.7  First Amendment, dated January 31, 1995, to Lease Agreement of February 2, 1993, between Collin Equities, Inc., and
            Summit Medical Systems, Inc.
     *10.8  Summit Medical Systems, Inc., 1993 Employee Stock Option
            Plan
     *10.9  Summit Medical Systems, Inc., 1995 Employee Stock Purchase
            Plan
     *10.10 Summit Medical Systems, Inc., 1995 Non-Employee Director
            Stock Option Plan
     *10.11 Employment Agreement dated October 19, 1992, between Summit
            Medical Systems, Inc., and Edward F. Sweeney
     *10.12 Employment Agreement dated October 19, 1992, between Summit
            Medical Systems, Inc., and Dennis Powers
     *10.13 Employment Agreement dated August 2, 1993, between Summit
            Medical Systems, Inc., and William Cavanagh
     *10.14 Agreement Regarding Distribution of Software Programs
            between Boston Scientific Corporation and Summit Medical
            Systems, Inc., dated June 30, 1995
     *10.15 Amendment by Letter dated July 26, 1995 of Agreement
            Regarding Distribution of Software Programs between SciMed
            Life Systems, Inc. and Summit Medical Systems, Inc., dated
            March 1, 1994, as amended in September 1994
     *10.16 Amendment by Letter dated July 18, 1995 of Agreement
            Regarding Distribution of Software Programs between Summit
            Medical Systems, Inc., and Boston Scientific Corporation,
            dated June 30, 1995
     *10.17 Amendment by Letter dated July 26, 1995 of Agreement
            Regarding Distribution of Software Programs between Summit
            Medical Systems, Inc., and Boston Scientific Corporation,
            dated June 30, 1995

   EXHIBIT
     NO.                             DESCRIPTION                           PAGE
   -------                           -----------                           ----
   ****10.18 Agreement Regarding Distribution of Software Programs
             between Boston Scientific Corporation and Summit Medical
             Systems, Inc. dated September 1, 1995
     **10.19 Agreement and Plan of Merger between BSM Acquisition Corp.,
             BSM Financial, Inc., Bruce S. Maller and Summit Medical
             Systems, Inc. dated September 29, 1995
    ***10.20 Agreement and Plan of Merger between MIS Acquisition Corp.,
             Medical Information Systems Company, Inc. and Summit
             Medical Systems, Inc. dated November 15, 1995
   ****10.21 License Agreement between Duke University and Summit
             Medical Systems, Inc. dated December 29, 1995
   ****10.22 Cordillera L.L.C. Limited Liability Company Agreement dated
             December 29, 1995
   ****10.23 Sublicense and Distribution Agreement between Cordillera
             L.L.C. and Summit Medical Systems, Inc. dated December 29,
             1995
   ****10.24 Employment Letter dated January 19, 1996, between Summit
             Medical Systems, Inc. and George I. Marshalek, Jr.
   ****10.25 Agreement Regarding Distribution of Software Programs
             between Smith & Nephew Richards, Inc. and Summit Medical
             Systems, Inc. dated November 10, 1995
   ****10.26 Agreement Regarding Distribution of Software Programs
             between Boston Scientific Corporation and Summit Medical
             Systems, Inc. dated December 1, 1995
   ****10.27 Employment Letter of December 29, 1995, between Summit
             Medical Systems, Inc., and Kevin R. Green
   ****10.28 Employment Letter dated October 5, 1995, between Summit
             Medical Systems, Inc. and Bruce S. Maller
  *****10.29 Amendment by Letters dated January 2, 1996, January 16,
             1996 and June 27, 1996, of ACC National Database
             Development, dated February 8, 1991
 ******11.1  Statement re: computation of per share earnings
  *****21.1  Subsidiaries
       23.1  Consent of Ernst & Young LLP
 ******23.2  Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
 ******24.1  Powers of attorney

- --------
* Incorporated by reference to the Exhibit with the same number in the Company's Registration Statement on Form S-1 (File No. 33-93700)
** Incorporated by reference to the Company's Current Report on Form 8-K dated October 19, 1995 (File No. 0-26390).
*** Incorporated by reference to the Company's Current Report on Form 8-K dated December 4, 1995 (File No. 0-26390).
**** Incorporated by reference to the Company's Registration Statement on Form
     S-1 (File No. 333-01958).

***** Complete Exhibit resubmitted.

******Previously Filed.